Exhibit 10.5

AMENDED AND RESTATED LEASE

BETWEEN

WXIII/CRITTENDEN REALTY A/B, L.L.C.

(LANDLORD)

AND

SILICON GRAPHICS, INC.

(TENANT)

July 9, 2003

(Crittenden A)

i

	6.3	Landlord Ground Rent Obligation	19

7.	USE OF PREMISES AND CONDUCT OF BUSINESS		19

	7.1	Permitted Use	19

	7.2	Prohibited Uses	19

	7.3	Food and Beverage	20

8.	REPAIRS AND MAINTENANCE; SERVICES		20

	8.1	Landlord’s Obligations	20

	8.2	Tenant’s Obligations	21

	8.3	Security	22

	8.4	Special Services	22

9.	ACCEPTANCE		22

10.	ALTERATIONS		23

	10.1	Alterations by Tenant	23

	10.2	Project Requirements	23

	10.3	Restoration Obligations	27

	10.4	Ownership of Improvements	29

	10.5	Tenant’s Personal Property	29

	10.6	Tenant Improvement Allowance	30

11.	LIENS		30

12.	COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS		30

	12.1	Legal Requirements	30

	12.2	Insurance Requirements	31

13.	HAZARDOUS MATERIALS		32

	13.1	Definitions	32

	13.2	Environmental Release	33

	13.3	Use of Hazardous Materials	33

	13.4	Indemnity	34

	13.5	No Lien	34

	13.6	Investigation	34

	13.7	Notices	34

	13.8	Surrender	35

	13.9	Survival	35

14.	INDEMNITY; INSURANCE		35

	14.1	Indemnity	35

	14.2	Insurance	36

	14.3	Policies	36

	14.4	Landlord’s Rights	36

	14.5	Waiver of Subrogation	37

	14.6	No Liability	37

15.	ASSIGNMENT AND SUBLETTING		37

	15.1	Consent Required	37

	15.2	Notice	37

	15.3	Terms of Approval	38

	15.4	Certain Conditions Applicable to All Sublettings and Assignments	38

	15.5	No Release	39

	15.6	Change in Control; Successor Entity	39

	15.7	Assumption of Obligations	40

	15.8	Insolvency or Bankruptcy	40

	15.9	Recovery of Premises	41

	15.10	Easements	41

	15.11	Short Term Subletting	41

16.	DEFAULT		42

	16.1	Event of Default	42

	16.2	Remedies	43

	16.3	Cumulative Remedies	45

	16.4	Waiver of Redemption by Tenant	45

	16.5	Landlord’s Right to Cure	45

	16.6	Landlord’s Default	46

	16.7	Survival	46

17.	LANDLORD’S RESERVED RIGHTS		46

	17.1	Control of Common Area	46

	17.2	Access	47

	17.3	Easements	47

	17.4	Use of Additional Areas	47

	17.5	Subordination	48

18.	LIMITATION OF LANDLORD’S LIABILITY		50

	18.1	Limitation	50

	18.2	Sale of Property	50

	18.3	No Personal Liability	50

	18.4	Landlord’s Consent or Approval; Limitation on Damages	51

19.	DESTRUCTION		52

	19.1	Landlord’s Repair Obligation	52

	19.2	Termination Option	53

	19.3	Tenant Obligations	53

	19.4	No Claim	53

	19.5	No Damages	54

20.	EMINENT DOMAIN		54

	20.1	Taking	54

	20.2	Award	54

	20.3	Partial Taking	54

	20.4	Temporary Taking	55

	20.5	Sale in Lieu of Condemnation	55

	20.6	Waiver	55

21.	SURRENDER		55

	21.1	Surrender	55

	21.2	Holding Over	55

	21.3	Quitclaim	56

22.	FINANCIAL STATEMENTS		56

23.	ESTOPPEL CERTIFICATES		56

24.	RULES AND REGULATIONS		57

	24.1	Rules and Regulations	57

	24.2	Signs	57

25.	INABILITY TO PERFORM		57

26.	NOTICES		58

27.	QUIET ENJOYMENT		58

28.	NO RENT ABATEMENT		58

29.	AUTHORITY		58

30.	BROKERS		59

31.	BANKRUPTCY OR INSOLVENCY		59

	31.1	No Transfer	59

	31.2	Termination Right	59

	31.3	No Cause for Appointment	60

	31.4	Bankruptcy Filings	60

32.	ANTENNA AND ROOFTOP SPACE		61

	32.1	Antennae	61

	32.2	Non-Exclusive	62

	32.3	Access	62

	32.4	Compliance with Legal Requirements	63

	32.5	Tenant Expense	63

	32.6	Tenant’s Property	63

	32.7	No Interference	63

	32.8	Relocation	63

	32.9	Indemnification	64

33.	MISCELLANEOUS		64

	33.1	Entire Agreement	64

	33.2	No Waiver	64

	33.3	Modification	64

	33.4	Successors and Assigns	64

	33.5	Validity	64

	33.6	Jurisdiction	65

	33.7	Attorneys’ Fees	65

	33.8	Waiver of Jury Trial	65

	33.9	No Counterclaim by Tenant	65

	33.10	Light and Air	65

v

33.11	Lease Memorandum	65

33.12	Confidentiality	65

33.13	Terms	66

33.14	Review and Approval	66

33.15	No Beneficiaries	66

33.16	Time of the Essence	66

33.17	Modification of Lease	66

33.18	Construction	66

33.19	Survival	67

33.20	Termination	67

33.21	Effectiveness	70

33.22	Counterparts	70

AMENDED AND RESTATED
COMMERCIAL LEASE
(Crittenden Parcel A)

THIS AMENDED AND RESTATED LEASE (“Lease”) is entered into as of July 9, 2003, by and between WXIII/Crittenden Realty A/B, L.L.C., a Delaware limited liability company (“Landlord”), and Silicon Graphics, Inc., a Delaware corporation (“SGI”, or the “Tenant”), amending and restating the Original Lease, as such term is defined herein.

1.             A. BASIC LEASE INFORMATION.  The following is a summary of basic lease information.  Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any more specific provisions of this Lease, the more specific provisions shall control.  Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary which appears at the end of this Lease.

Description of Premises:	One (1) building as more particularly described on Exhibit A-1.

Address of Premises:	1200 Crittenden Lane Mountain View, California

Rentable Area of Building and of Top Floors and Lower Floors:

113,488 square feet of Rentable Area through December 31, 2004; 115,857 square feet of Rentable Area from January 1, 2005 through and including December 31, 2005; and 118,215 square feet of Rentable Area thereafter, located in one (1) building as further described on Exhibit A-1.  [Exhibit to include Rentable Area per floor]. As used herein, “Top Floors” means the top two (2) floors of the Premises, containing 56,868 square feet of Rentable Area through and including December 31, 2004, and 59,236 square feet of Rentable Area thereafter. “Lower Floors” means the lower two (2) floors of the Premises, containing 56,621 square feet of Rentable Area through and including December 31, 2005, and 58,979 square feet of Rentable Area thereafter.

Term:	Thirteen (13) years from the Commencement Date.

Commencement Date:	December 29, 2000.

Expiration Date:	November 30, 2013.

Initial Base Rent:	$32.18 per sq. ft. of Rentable Area per annum.

Base Rent Adjustments:	See attached schedule on Exhibit B.

Base Rent Reset Date:	January 1, 2006 and every December 1 thereafter.

Top Floors Base Rent Reset Date:	January 1, 2005 and every December 1 thereafter.

Tenant’s Share of Operating Expenses:	100%, subject to adjustment as provided herein

Use:	General office, research and development and other legal uses ancillary thereto

Credit Enhancement:

Letter of Credit in an amount (the “Required Amount”) determined as follows: (a) $5,009,890 during the period from the Commencement Date to January 1, 2006, (b) $4,500,000 during the period from January 1, 2006 to January 1, 2007 (the “Initial Determination Date”), (c) beginning on the Initial Determination Date and on each anniversary thereof (together with the Initial Determination Date, a “Determination Date”) the Letter of Credit shall be reduced by $250,000 until the Letter of Credit amount equals an amount no less than $3,500,000 and (d) $3,500,000 thereafter during the Term and any Renewal Term.  If an Event of Default shall exist on any date on which the amount of the Letter of Credit is to be reduced in accordance with the above provisions, then the amount of the Letter of Credit shall not be so reduced and shall instead be reduced in accordance with the above schedule only on the next scheduled reduction date upon which an Event of Default is not existing.

Addresses for Notice:
Landlord:
WXIII/Crittenden Realty A/B, L.L.C. c/o Whitehall Parallel Real Estate Limited Partnership XIII 85 Broad Street New York, NY 10004 Attention: Adam Brooks Telecopy: 212-357-5505

with copies to:

WXIII/Crittenden Realty A/B, L.L.C.
c/o Whitehall Parallel Real Estate Limited
Partnership XIII
Goldman Sachs Group, Inc.
100 Crescent Court
Dallas, TX 75201
Attention:  Aaron Wetherill
Telecopy:  214-855-6305

and to:
Legacy Partners 4000 East 3rd Avenue Foster City, CA 94404 Attention: Steve Dunn and Hanna Eyal Telecopy: 650-571-2211

and to:
Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Arthur Adler Telecopy: 212-558-3588

Tenant:
Silicon Graphics, Inc. 1400 Crittenden Lane Mountain View, CA 94043 Attention: Michael L. Hirahara Telecopy: 650-932-0504

with copies to:
Silicon Graphics, Inc. 1500 Crittenden Lane Mountain View, CA 94043 Attention: Sandra Escher Telecopy: 650-933-0298

and to:
Berliner Cohen 10 Almaden Blvd., 11th Floor San Jose, CA 95113 Attention: Kathy Siple Telecopy: 408-998-5388

Brokers:
Liberty Greenfield 717 17th St., Suite 2700 Denver, CO 80202 Attention: Kenneth Gilbert Telecopy: 817-599-3333

B.            GENERAL INTERPRETIVE PROVISIONS.

(a)           The terms “herein”, “hereto”, “hereunder” and all terms of similar import shall be deemed to refer to this Lease as a whole rather than to any Article, Section or Exhibit to this Lease.

(b)           Unless otherwise specified, references in this Lease to the “Section     ”, “Subsection     ” or “Article     ” shall be deemed to refer to the Section, Subsection or Article of this Lease bearing the number so specified.  References in this Lease to “Exhibit     ” shall be deemed to refer to the Exhibit or Schedule of this Lease bearing the letter or number so specified.

(c)           Unless otherwise specified or unless inappropriate in any specific context, all references in this Lease to any singular noun shall be deemed equally applicable to the plural of such noun, and all references to the plural of any noun shall be deemed equally applicable to the singular of such noun.

(d)           Captions used for or in Sections, Articles, Schedules and Exhibits of this Lease are for convenience of reference only and shall not affect the construction of this Lease.

(e)           The term “mortgage” shall include a mortgage, deed of trust or similar instrument, and shall include any such instrument to a trustee to secure an issue of bonds, and the term “mortgagee” shall include the secured party thereunder, including, such a trustee.

(f)            The terms “include”, “including” and “such as” shall each be construed as if followed by the phrase “without being limited to”.

(g)           The term “obligations of this Lease” and words of like import, shall mean the covenants to pay Base Rent and Additional Rent under this Lease and all of the other covenants and conditions contained in this Lease. Any provision in this Lease that one party or the other party or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be.

(h)           The term “Tenant’s obligations hereunder”, and words of like import, and the term “Landlord’s obligations hereunder”, and words of like import, shall mean the obligations, terms, covenants, provisions or conditions of this Lease which are to be performed or observed by Tenant, or by Landlord, as the case may be. Reference to “performance” of either party’s obligations under this Lease shall be construed as “performance and observance”.

(i)            Reference to Tenant being “in default hereunder”, or words of like import, shall mean that Tenant is in default in the performance of one or more of Tenant’s obligations hereunder, and reference to Tenant not being “in default hereunder” shall mean that Tenant is not in default in the performance of any of Tenant’s obligations.

(j)            The term “repair” shall be deemed to include restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.

(k)           Reference to “termination of this Lease” includes expiration or earlier termination of the Term or cancellation of this Lease pursuant to any of the provisions of this Lease or of any Legal Requirement.  Upon a termination of this Lease, the Term and estate granted by this Lease shall end at 11:59 p.m. of the date of termination as if such date were the Expiration Date and neither party shall have any further obligation or liability to the other after such termination (i) except as shall be expressly provided for in this Lease, or (ii) except for such obligations as by their nature or under the circumstances can only be, or by the express provisions of this Lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this Lease, any liability for payment which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this Lease.

(l)            The term “Tenant” shall mean Tenant herein named or any immediate or remote assignee of or other successor to the Tenant’s estate and interest under this Lease, provided that the foregoing shall not modify the provisions of Article 15.

(m)          Whenever this Lease provides that Tenant shall indemnify the Landlord, such provision shall be deemed to mean that Tenant shall indemnify, defend and hold harmless Landlord in accordance with Article 14.

(n)           Except as the context may otherwise require, references to this “Lease” means the Original Lease as amended and restated by this Lease and the Tenant Work Letter and any other exhibits and attachments hereto.

2.                                      PREMISES.

2.1          Premises.  Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises (the “Premises”) consisting of the building shown on Exhibit A-1 and identified in Article 1 (the “Building”).  The approximate total Rentable Area of the Premises and the Building are specified in Article 1.  Together, the Building, any other buildings located in the vicinity of the Building on the land described on Exhibit A-2 and operated as a common project with the Building, and the Common Area for the joint operation of the Building and such other buildings, are referred to as the “Property”.

2.2          Common Area.  Landlord hereby grants to Tenant and its employees, agents, contractors and invitees (collectively, “Tenant’s Agents”) a non-exclusive license in common with other tenants of the Property to use the Common Area during the Term.  Tenant’s rights to the Common Area shall be subject to the Rules and Regulations described in Section 24.1 and to Landlord’s reserved rights described in Article 17.

2.3          Parking.  Landlord hereby grants to Tenant and Tenant’s Agents a non-exclusive license in common with other tenants of the Property to use parking areas located on the Property for parking and for ingress to and egress from the Property. Tenant’s license shall not be assigned, sublet or otherwise transferred separately from the Premises.  Tenant agrees that neither Tenant nor Tenant’s Agents shall use parking spaces in areas not designated for Tenant’s use.  Landlord shall have the right, at Landlord’s sole discretion (but subject to any covenants or restrictions encumbering the Property), to specifically designate the location of Tenant’s parking spaces (if any) within the parking areas of the Common Area.  Tenant’s parking spaces (if any) may be relocated by Landlord from time to time upon written notice.  Tenant shall not, at any time, park, or permit the parking of the trucks or vehicles of Tenant or Tenant’s Agents in any portion of the Common Area not designated by Landlord for such use by Tenant.  Provided that Landlord and its agents may also use the parking areas in connection with the performance of its obligations or exercise of its rights under this Lease, Tenant’s right to use parking shall be equal to Tenant’s Share of parking (where the denominator used to determine such share shall equal the sum of the square footages of all of the Rentable Area of the Property).  Tenant shall not park nor permit to be parked any inoperative vehicles or store any materials or equipment on any portion of the parking area or other areas of the Common Area.  Tenant agrees to assume responsibility for compliance by Tenant’s Agents with the parking provisions contained in this Section.  Tenant hereby authorizes Landlord at Tenant’s expense to attach violation stickers or notices to such vehicles not parked in compliance with this Section and to tow away any such vehicles.  In addition, a specific section of the parking area may be set aside by Landlord for visitor parking for the Property.

3.                                      TERM.

3.1          Term.  The Premises are leased for a term (the “Term”) commencing on the Commencement Date and expiring on the Expiration Date.  The Term shall end on the Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms.  The date upon which this Lease actually terminates, whether by expiration of the Term or in the event of default or surrender of the Premises is sometimes referred to in this Lease as the “Termination Date”.

3.2          Renewal Option.  Tenant shall have two (2) options (the “Renewal Options”) to extend the Term for a period of five (5) years (each, a “Renewal Term”, and respectively the “First Renewal Term” and the “Second Renewal Term”).  Each Renewal Term (i) must be exercised, if at all, as to the entire Premises subject to this Lease as of the Commencement Date (unless reduced pursuant to condemnation) and (ii) will be void if this Lease has previously expired or terminated with respect to any part of the Premises leased by Tenant hereunder as of the Commencement Date (other than as a result of condemnation), or if the Premises then leased by Tenant hereunder shall be less than 100% of the Building.  Each Renewal Option shall be void if an Event of Default by Tenant exists, either at the time of exercise of the applicable Renewal Option or the time of commencement of the applicable Renewal Term.  Each Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not less than twelve (12) months prior to the expiration of the Term (in the case of the First Renewal Term), and not less than twelve (12) months prior to the expiration of the First Renewal Term (in the case of the Second Renewal Term).  For the avoidance of doubt, the Second Renewal Term shall be void unless the First Renewal Option shall be timely exercised by Tenant.  Each Renewal Term shall be upon the same terms and conditions as the original Term, except that the Base Rent applicable to the relevant Renewal Term shall be equal to the greater of (i) Base Rent payable under this Lease for the full year immediately preceding the effectiveness of that Renewal Term or (ii) Prevailing Market Rent as of the commencement of that Renewal Term, as determined pursuant to Exhibit C.  As a condition to the exercise and the effectiveness of the Renewal Option, Tenant shall be required to modify the Letter of Credit so that the Letter of Credit will have a face amount equal to the Required Amount and otherwise meet the requirements of Section 4.7 with respect to the Term as extended by Tenant’s exercise of the Renewal Option.  The Renewal Option is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease (including an “Assignment” as defined in Section 15.1 but excluding short-term Subleases contemplated by Section 15.11).

4.                                      RENT.

4.1          Net Lease – Net Rent.  It is the purpose and intent of Landlord and Tenant that, except as expressly provided otherwise herein, this Lease shall be deemed and construed to be a so-called “triple net lease” and that the Base Rent and Additional Rent shall be absolutely net to Landlord throughout the Term, so that this Lease shall yield, absolutely net to Landlord, the Base Rent and Additional Rent throughout the Term, free of any charges, assessments, impositions, Real Estate Taxes or deductions of any kind charged, assessed or imposed on or against the Premises and without abatement, deduction, deferment, reduction, defense, credit, set-off or counterclaim (except as may otherwise be expressly provided herein) whatsoever by Tenant, and Landlord shall not under any circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, be expected or required to pay any such charge, assessment, imposition, Real Estate Tax or deduction, or be under any obligation or liability hereunder except as expressly otherwise provided herein.  It is agreed that except as expressly otherwise provided herein all costs, expenses and charges of every kind and nature whatsoever relating to the Premises, or the use, operation or maintenance thereof, which may arise or become due during the Term of this Lease, including, without limitation, those relating to the maintenance, preservation, care, repair and operation of the Premises (including, without limitation, all costs, expenses and charges for water, sewer, natural gas, electricity, telephone and any other utility used upon or furnished to the Premises) and all restorations, replacements, Alterations and additions in and to the Premises as herein provided, including Monthly Rent under the Ground Lease (in accordance with and subject to the terms set forth below in Article 5, including Section 5.1(b)(i) and Section 5.1(b)(F))  shall be paid and/or performed by Tenant, at Tenant’s sole cost and expense, and Landlord shall be indemnified and saved harmless by Tenant from and against the same.

4.2          Base Rent.  Commencing upon the Commencement Date, and thereafter during the Term, Base Rent will be payable in monthly installments in advance on or before the first day of each month at the rate of one-twelfth (1/12) of the annual Base Rent specified in Article 1.  Landlord will, on or after the first day of each calendar month or the immediately preceding business day if the first day of a month is not a business day, draw upon the Letter of Credit each month for payment of monthly Base Rent then due.  If Landlord notifies Tenant that Landlord does not intend or is unable to draw on the Letter of Credit, Tenant shall pay the Base Rent due to Landlord by wire transfer of immediately available funds, to Landlord’s account specified in writing to Tenant, without any prior notice or demand and without any deductions or setoff whatsoever, other than as expressly provided herein.  If the Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month.  The Rentable Area of the Premises and the Building shall be conclusively presumed to be as stated in Article 1, and shall not be subject to adjustment by either Landlord or Tenant during the Term, other than as described herein.

4.3          Rent Adjustment.  Commencing on January 1, 2002 and every January 1 thereafter up to and including the Base Rent Reset Date (except with respect to the Top Floors in which case up to the Top Floors Base Rent Reset Date) the Base Rent shall be adjusted as stated in Article 1, and from the Base Rent Reset Date (except with respect to the Top Floors in which case from the Top Floors Base Rent Reset Date) and every December 1 thereafter through the Term the Base Rent shall be increased as stated in Article 1.

4.4          Additional Rent.  All sums due from Tenant to Landlord (other than the Base Rent) or to any third party under the terms of this Lease shall be additional rent (“Additional Rent”), including, without limitation the charges for Operating Expenses (described in Article 5) and all sums incurred by Landlord due to Tenant’s failure to perform its obligations under this Lease. In accordance with Section 5.1, so long as Tenant leases 100% of the Building, (a) Tenant shall pay directly to the person entitled thereto all Operating Expenses identified in clauses (iii), (vii) and (viii) of Section 5.1(b), and (b) Landlord shall pay directly Operating Expenses identified in Section 5.1(b) (other than in clauses (iii), (vii) and (viii)), for which Tenant shall reimburse Landlord as Additional Rent payable in monthly installments in advance equal to one-twelfth (1/12) of Tenant’s Share of the annual amount thereof.  All Additional Rent which is payable to Landlord shall be paid at the time and place that Base Rent is paid.  For the avoidance of doubt, Landlord will draw upon the Letter of Credit each month on the same day that Base Rent is drawn in an amount equal to the Additional Rent then due, provided that if Landlord delivers the notice described in Section 4.2, Tenant shall pay the Additional Rent to Landlord in the same manner as Base Rent.  Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent.  Together, Base Rent and Additional Rent are sometimes referred to in this Lease as “Rent”.  There shall be no abatement of, deduction from, counterclaim or setoff against Rent except as otherwise specifically provided in this Lease.

4.5          Late Payment.  Any unpaid Rent shall bear interest from the date due until paid at the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum interest rate allowed by law (the “Interest Rate”).  Tenant agrees that the interest charge provided for herein is equal to or less than a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of the failure by Tenant to pay Rent in a timely manner.  In the event of nonpayment of interest on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of rent.

4.6          Covenant.  Tenant covenants to pay (a) Rent when due and (b) observe and perform and not to suffer or permit any violation of Tenant’s obligations under this Lease.

4.7          Credit Enhancement.  (a)  Pursuant to the Original Lease, Tenant delivered to Landlord a Letter of Credit as security for the full and punctual performance by Tenant of all of the terms of this Lease.  For so long as the Letter of Credit is in effect and sufficient funds thereunder shall be available for draw, Landlord shall be entitled to draw such Letter of Credit each month for payment of Base Rent and Additional Rent.  In addition, if Landlord shall be entitled to draw the Letter of Credit in whole or in part pursuant to the other provisions of this Lease, Landlord shall have the right, at its option, either to deposit the cash proceeds of any such draw upon the Letter of Credit into a cash collateral account (the “Cash Collateral Account”) established in Landlord’s name and maintained by Landlord or to apply the proceeds to the obligations of Tenant due or to become due hereunder.  The Cash Collateral Account shall be under the sole dominion and control of Landlord and Landlord shall have the sole right to make withdrawals from the Cash Collateral Account and to exercise all rights with respect to the amounts deposited in the Cash Collateral Account.

(b)           The initial letter of credit and any replacement letter of credit issued to Landlord shall satisfy the requirements set forth in this Section 4.7 (each, a “Letter of Credit”).  Each Letter of Credit shall be a clean, irrevocable, non-documentary and unconditional letter of credit issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in The City of San Francisco or the City of New York (the “Issuing Bank”), which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for an outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “A” or better by Moody’s Investment Service and “A” or better by Standard & Poor’s Ratings Service (and is not on credit-watch or similar credit review with negative implication), and has combined capital, surplus and undivided profits of not less than $1,000,000,000.  Each Letter of Credit shall (i) name Landlord as beneficiary, (ii) be in the amount of the Required Amount, (iii) have a term of not less than one (1) year, (iv) permit multiple drawings, (v) be fully transferable by Landlord without payment of any fees or charges, (vi) at Landlord’s request, name any Leasehold Mortgagee as a co-beneficiary and (vii) otherwise be in form and content satisfactory to Landlord in its sole discretion.  If upon the transfer of any Letter of Credit, any fees or charges shall so be imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify.  Regardless of the initial expiration date of any Letter of Credit, each Letter of Credit shall expressly provide that (unless notice of non-renewal is delivered in accordance with the following sentence) it shall be deemed automatically renewed, without amendment, for consecutive periods after such expiration date of one year each during the Term through the date that is at least one hundred twenty (120) days after the Expiration Date.  If the Issuing Bank desires not to renew a Letter of Credit, it shall deliver a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit.  In such event or if (a) for any other reason the Letter of Credit would expire by its terms in sixty (60) days or less from such date or (b) the Issuing Bank is downgraded so that it no longer satisfies the rating requirements set forth in this Section 4.7,  Landlord shall have the right, at its option, either (x) to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and thereafter hold the proceeds in the Cash Collateral Account and apply them pursuant to the terms of this Article 4, or (y) to require Tenant to procure, or Landlord to procure on Tenant’s behalf at Tenant’s cost and utilizing if necessary the cash proceeds so drawn, a replacement Letter of Credit that satisfies the requirements of this Section 4.7; provided that Landlord shall provide Tenant with notice of any such event at least ten (10) business days before exercising such rights and Tenant may, within ten (10) business days after such notice is provided, deliver a replacement Letter of Credit that satisfies the requirements of this Section 4.7, and provided further that such notice shall not be required in the event Landlord determines in good faith that the delay caused by providing such notice presents a risk that Landlord will not be able to exercise its rights to draw upon the Letter of Credit following such delay.  In the event that Tenant’s Letter of Credit expires at any time without the proceeds being drawn down and deposited in the Cash Collateral Account, Tenant shall be obligated to deliver a new Letter of Credit to Landlord complying with the terms of this Section 4.7.  Each Letter of Credit shall be governed by the International Standby Practices-ISP98 or any standard set of practices replacing ISP98.  Each Letter of Credit shall be substantially in the form attached hereto as Exhibit D.

(c)           Within three (3) business days following any draw under the Letter of Credit or such shorter period as may be required under the Tenant’s reimbursement agreement with the Issuing Bank, Tenant shall reimburse the Issuing Bank for each such draw in an amount sufficient to insure that the face value of the Letter of Credit is an amount at least equal to the Required Amount and will cause the Issuing Bank to provide written notice to Landlord if such reimbursement is not timely made.  In the event Tenant fails to timely reimburse the Letter of Credit bank or increase the face amount of the Letter of Credit required, such failure shall constitute an Event of Default hereunder, and, in addition to all other rights and remedies available to Landlord for Tenant’s default, Landlord shall have the right to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold in the Cash Collateral Account or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Article 4.

(d)           In addition to the foregoing, if an Event of Default occurs under this Lease, Landlord may draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and thereupon receive all or a portion of the face amount of the Letter of Credit, and use, apply or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Base Rent, Additional Rent or other amounts due or to become due hereunder or for any reasonable sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms of this Lease, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord.  In the event Landlord obtains an arbitration award or judicial determination entitling Landlord to indemnification or monetary damages under the Purchase Agreements or the Ground Lease Assignments, Landlord may draw upon the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and thereupon receive all or a portion of the face amount of the Letter of Credit, in an amount equal to the amount which Landlord is so entitled under the Purchase Agreements or Ground Lease Assignments.  In the case of every such use, application or retention, Tenant shall, within three (3) business days following any such use, application or retention or such shorter period as may be required under the Tenant’s reimbursement agreement with the Issuing Bank, cause the face value of the Letter of Credit to be restored to the Required Amount, and Tenant shall cause the Issuing Bank to acknowledge to Landlord that such restoration of the Required Amount occurred in a timely manner.  In the event the Landlord draws upon the Letter of Credit as provided in this Section 4.7 and retains excess proceeds of such draw in the Cash Collateral Account, Tenant shall only be required to cause the face value of the Letter of Credit to be restored to an amount equal to the Required Amount less the amount of excess proceeds which Landlord has deposited in the Cash Collateral Account.  In the event Landlord withdraws funds in the Cash Collateral Account for amounts secured by the Letter of Credit as set forth in this Section 4.7, Tenant shall within three (3) days following Landlord’s notice to Tenant of such withdrawal, cause the face value of the Letter of Credit to be increased by the amount of funds withdrawn from the Cash Collateral Account.  Subject to Section 33.20, if Tenant shall fully and punctually comply with all of the terms of this Lease, the Letter of Credit shall be terminated on the one hundred twentieth (120th) day after the termination of this Lease in its entirety and delivery of exclusive possession of the Premises to Landlord; provided, however, if there shall be more than one Option Termination Date by operation of the second proviso of Section 33.20(b), then if Tenant shall fully and punctually comply with all of the terms of this Lease, (x) upon the one hundred twentieth (120th) day after the Option Termination Date for the Top Floors and delivery of exclusive possession of the Top Floors to Landlord, the Required Amount shall be reduced to $2,504,945, and (y) upon the one hundred twentieth (120th) day after the Option Termination Date for the Lower Floors and delivery of exclusive possession of the Lower Floors to Landlord, the Letter of Credit shall be terminated.

(e)           In the event of a transfer of Landlord’s interest in the Building or the Property, Landlord shall have the right to transfer the Letter of Credit or Cash Collateral to the transferee and upon such transfer to such transferee, Landlord shall ipso facto be released by Tenant from all liability for the return of the Letter of Credit or Cash Collateral; provided the transferee agrees to assume Landlord’s obligation to return the Letter of Credit or Cash Collateral; and Tenant agrees to look solely to the new landlord for the return of said Letter of Credit or Cash Collateral; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or Cash Collateral to a new landlord.  Tenant shall promptly execute such documents reasonably requested by Landlord as may be necessary to accomplish any such transfer or assignment of the Letter of Credit or Cash Collateral.  Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or Cash Collateral and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or encumbrance.  Upon ten (10) days prior written notice from Landlord, Tenant shall cause any Letter of Credit to be modified so that it names any Leasehold Mortgagee as the co-beneficiary under the Letter of Credit.  The Letter of Credit shall provide that sight drafts presented for payment of monthly Base Rent shall identify the monthly Base Rent payment to which they relate.  In the event the Issuing Bank is presented with multiple sight drafts from the beneficiary and co-beneficiary for payment of the same monthly Base Rent, the Issuing Bank shall honor the first sight draft received by the Issuing Bank for such monthly

Base Rent payment.  If at any time the Issuing Bank is presented with multiple sight drafts from the beneficiary and co-beneficiary for draw of amounts other than the same monthly Base Rent payment, and such requested amounts in the aggregate exceed the face value of the Letter of Credit, the Issuing Bank shall honor the sight draft presented by the co-beneficiary and not the sight draft presented by the beneficiary.

(f)            From time to time, Tenant may substitute the letter of credit then in effect with a substitute letter of credit meeting the requirements of this Section 4.7 and otherwise in substantially the form of the letter of credit then in effect.

4.8          Legal Requirements.  If any of the Rent payable under the terms of this Lease shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement, Tenant shall enter into such agreements and take such other steps as Landlord may reasonably request and as may be legally permissible, to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible.  Upon the termination of such legal rent restriction, (a) the rents shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum amount legally permissible, an amount equal to, (i) the rents which would have been paid pursuant to this Lease but for such legal restriction, less (ii) the rents and payments in lieu of rents paid by Tenant during the period such legal restriction was in effect.

5.                                      OPERATING EXPENSES.

5.1          Operating Expenses.  For purposes of this Article 5, the following terms shall have the meanings described below:

(a)           “Tenant’s Share” means 100% for the period commencing with the Commencement Date and ending on the date the Premises leased by Tenant hereunder shall be less than 100% of the Building.  In such event, Tenant’s Share shall be reduced to the proportionate share of the Rentable Area then leased by Tenant at the Building.  Notwithstanding the foregoing, to the extent incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Common Area, Tenant’s Share with respect to (b)(iv), (b)(v), (b)(vi), (b)(x), (b)(xii), (b)(xiii), (b)(xiv), (b)(xv), (b)(xvii), (b)(xviii) and (b)(xix) shall be the percentage determined by dividing the Rentable Area then leased by Tenant at the Building by the total Rentable Area at the Property (except to the extent that any of the foregoing are dependent or based on usage, in which case, Tenant’s Share shall be determined by reference to Tenant’s usage relative to the usage of other occupants of the Property).  The parties hereto acknowledge that Tenant’s Share is based upon an assumption that the entire Building contains a total of 118,215 square feet of Rentable Area and the Property contains a total of 471,749 square feet of Rentable Area (of which 115,023 is attributable to Crittenden B), and that the calculation of Tenant’s Share is based upon a fraction, the denominator of which is 118,215 (for the Premises) or 471,749 (for the Property), in accordance with the terms of this section.

(b)           “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Building and the Common Area in connection with its obligations hereunder, including, without limitation, all costs of:

(i)            Monthly Rent (including escalations) due to the City of Mountain View from Landlord, as tenant under the Ground Lease, as follows: (x) from the Commencement Date through December 31, 2004, all Monthly Rent due in respect of the Premises, (y) in the period January 1, 2005 through December 31, 2005, fifty percent (50%) of all Monthly Rent due in respect of the Premises, and (z) from and after January 1, 2006, none of such Monthly Rent shall be included in Operating Expenses;

(ii)           taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or such personal property (“Real Estate Taxes”).  Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Property or the occupants thereof, service payments in lieu of taxes that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision thereof, or any other political or public entity, and shall also include any other tax, assessment or fee, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties as of the Commencement Date.  Real Estate Taxes shall not include franchise, transfer, succession, gift, inheritance, gross receipts or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax.  Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine, or reduce Real Estate Taxes;

(iii)          repair, maintenance, replacement and supply of air conditioning, electricity, steam, water, heating, ventilating, mechanical, escalator and elevator systems, sanitary and storm drainage systems and all other utilities and mechanical systems which are commonly used by all Building tenants;

(iv)          landscaping and gardening;

(v)           security, repaving, repairing, maintaining and restriping of parking areas;

(vi)          repairs and maintenance to the Common Area, and all labor and material costs related thereto;

(vii)         security and fire protection to the Building (other than areas occupied by tenants);

(viii)        general maintenance, janitorial services, trash removal, cleaning and service contracts for the Building and the cost of all supplies, tools and equipment required in connection therewith;

(ix)           all insurance (including earthquake coverage) carried by Landlord on the Building, the Common Area and the Property, or in connection with the use or occupancy thereof, including fire and extended coverage, vandalism and malicious mischief, public liability and property damage, worker’s compensation insurance, rental income insurance, terrorism insurance and any other insurance commonly carried by prudent owners of comparable buildings;

(x)            wages, salaries, payroll taxes and other labor costs and employee benefits for all persons engaged in the operation, management, maintenance and security of the Property and not otherwise on the general payroll of Landlord or an affiliate of Landlord or any property manager other than a person located on site at the Property based on the proportionate amount of time such person devotes to the management of the Property relative to other properties;

(xi)           management fees at commercially reasonable rates, provided that, so long as Tenant leases hereunder 100% of the Building, Tenant shall have the right to approve the Property manager, such approval not to be unreasonably withheld or delayed, and Tenant hereby agrees that Legacy Property Management, L.P. is an acceptable manager; provided further, it is agreed that (x) as of the date hereof, 1.25% per annum of the annual Base Rent and Operating Expenses payable by Tenant to Landlord (and not directly to third parties as permitted by Section 5.2) hereunder constitutes a commercially reasonable rate and (y) the same shall not be subject to increase or decrease to reflect changing market conditions until after the first anniversary of the date hereof;

(xii)          fees, charges and other costs of all independent contractors engaged by Landlord;

(xiii)         license, permit and inspection fees;

(xiv)        charges on or surcharges imposed by any governmental agencies on or with respect to transit or automobile usage or parking facilities;

(xv)         the cost of supplies, tools, machines and equipment used in operation and maintenance of the Common Area;

(xvi)        any Ordinary Capital Improvements; provided that the cost of any such Ordinary Capital Improvements shall be amortized over the useful life of the improvement in question, together with interest on the unamortized balance at the Interest Rate;

(xvii)       the cost of contesting the validity or applicability of any governmental enactments including taxes which may affect operating expenses;

(xviii)      audit and bookkeeping fees, and legal fees and expenses; and

(xix)         any other expenses of any kind whatsoever reasonably incurred in connection with the management, operation, maintenance, repair and replacement of the Building and the Common Area.

Notwithstanding anything in the definition of Operating Expenses to the contrary, Operating Expenses shall not include the following, except to the extent specifically permitted by a specific exception to the following:

(A)          Costs actually reimbursed to Landlord by insurance proceeds for the repair of damage to the Building;

(B)           Marketing costs, including without limitation, leasing commissions, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with Tenant or present or prospective tenants of the Building;

(C)           Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services generally available to unaffiliated third parties;

(D)          Costs of capital improvements that do not constitute Ordinary Capital Improvements unless Tenant shall request or approve any such capital improvements;

(E)           Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Property; and

(F)           Monthly Rent (including escalations) to the City of Mountain View from Landlord, as tenant under the Ground Lease not to be included in Operating Expenses pursuant to Section 5.1(b)(i) above.

5.2          Payment of Operating Expenses.  Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12) of Tenant’s Share of Operating Expenses paid or incurred by Landlord for each calendar year or portion thereof during the Term, in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant. Landlord shall pay Operating Expenses and be reimbursed for the same in accordance herewith (except that Tenant shall pay directly to the parties entitled thereto, as Additional Rent, items (iii), (vii) and (viii) of Section 5.1(b) above).  Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates, commencing on the date immediately following the receipt of such revised estimates that is the earlier of January 1 and August 1.  With reasonable promptness after the expiration of each calendar year, Landlord will furnish Tenant with a statement (“Landlord’s Expense Statement”) setting forth in reasonable detail the actual Operating Expenses for such year and Tenant’s Share.  If Tenant’s Share of the actual Operating Expenses for such year exceeds the estimated Operating Expenses paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Operating Expenses paid by Tenant and Tenant’s Share of the actual Operating Expenses within fifteen (15) days after the receipt of Landlord’s Expense Statement.  If the total amount paid by Tenant for any year exceeds Tenant’s Share of the actual Operating Expenses for that year, the excess shall be credited against the next installments of Base Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Base Rent or Additional Rent due and remaining any excess shall be refunded to Tenant concurrently with the furnishing of Landlord’s Expense Statement.

5.3          Proration.  If either the Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Tenant’s Share of Operating Expenses for the year in which the Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

5.4          Normalization.  For the purpose of determining Operating Expenses for any partial year, Operating Expenses shall be deemed to accrue uniformly during the entire calendar year.  If any part of the Building or (with respect to those Operating Expenses for which Tenant’s Share is determined by the Rentable Area of the Property) other rentable areas of the Property is not fully leased during a calendar year, Operating Expenses shall be adjusted to add amounts and items of Operating Expenses which would normally have been incurred if the Building or other rentable areas of the Property (as applicable) had been fully leased during such calendar year and Tenant’s Share of Operating Expenses (both for the purposes of the initial estimate and year-end reconciliation) shall be based on an assumed full occupancy of the Building or the Property (as applicable).

5.5          Other Buildings.  In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection with the operation of the Building shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis, subject to the terms of existing covenants and restrictions encumbering the Property.

5.6          Utility Costs.  Subject to the provisions of Section 8.1(c), Tenant shall be solely responsible for and shall make all arrangements for all utilities and services exclusively furnished to or used at the Premises, including, without limitation, all water, gas, electricity, sewer service, waste pick-up and any other utilities, materials or services.

5.7          Taxes on Tenant’s Property and Business.  At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 10.5).  Upon Landlord’s request, Tenant shall deliver satisfactory evidence of payment of all such taxes.  If the assessed value of the Property is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment, as determined from time to time by Landlord.

6.                                      GROUND LEASE.

6.1          Ground Lease.  A copy of the Ground Lease is attached hereto as Exhibit E and the obligations of “Tenant” thereunder (which Tenant hereby agrees it will perform) (except only those excluded provisions identified in Section 6.2 of this Lease) are hereby incorporated herein by this reference.  In addition, to the extent practicable, Landlord shall have all of the rights and remedies granted to the “Landlord” under the Ground Lease, which rights and remedies are incorporated herein by this reference.  In accordance with Section 17.5 of this Lease, this Lease is subordinate and subject to the Ground Lease, and Tenant agrees to be bound by and subject to the terms of the Ground Lease.

6.2          Compliance with Obligations; Conflicts.  (a)  Tenant shall, at Tenant’s sole cost and expense, throughout the Term, comply with, satisfy and cause the Premises to comply with and satisfy, each of the provisions of the Ground Lease within the period of time and in the manner required by the Ground Lease, excluding, however the following provisions of the Ground Lease: Article 1 (Definitions) (unless such definitions are used in the incorporated sections), Article 2 (Demise, Term and Surrender) (other than Section 2.9), Article 3 (Rent), Sections 4.4, 4.5.1, 4.5.3, 4.5.9.1, 4.5.9.2, 4.5.9.3, 4.5.12 and 4.6 of Article 4 (Use), Article 5 (Payment of Real Property Taxes and Facility Charges), Sections 6.1, 6.2, and 6.3 of Article 6 (Construction of Improvements and Mechanic’s Liens), Sections 7.1.1 and 7.4 of Article 7 (Insurance and Indemnity), Article 9 (Condemnation), Article 10 (Default and Remedies), Article 11 (Assignment and Subletting), Article 12 (Transfer of Leased Premises by Landlord), Article 13 (Tenant Mortgages) and Article 14 (General Provisions, except to the extent relevant to the incorporated sections).  Tenant shall not do, permit, suffer or refrain from doing anything which is Tenant’s obligation under this Lease to do, as a result of which there could be a default under the Ground Lease.  Notwithstanding anything to the contrary contained in this Lease, in the event the time given to Landlord as tenant under the Ground Lease is shorter than the time given to Tenant by this Lease to perform or do the same act or thing, then Tenant shall perform or do said thing within the time specified in the Ground Lease.

(b)           So long as this Lease is in effect as to, and Tenant is currently occupying, more than 25% of the Building and no Event of Default has occurred, Landlord shall not, without Tenant’s prior consent, exercise any right to terminate the Ground Lease pursuant to the terms thereof.  Tenant shall respond to any request for consent to such termination within five (5) business days following receipt thereof, and, if Tenant does not respond within such five (5) business day period, Tenant shall be deemed to have consented.  If Landlord terminates the Ground Lease in accordance with the foregoing, this Lease shall terminate.

6.3          Landlord Ground Rent Obligation.  Landlord covenants and agrees that (i) as of January 1, 2005, Landlord shall pay to Ground Lessor fifty percent (50%) of Monthly Rent (including escalations), and any late charge and interest due in connection with the payment thereof, under Article 3 of the Ground Lease in respect of the Premises and (ii) as of January 1, 2006, Landlord shall pay to Ground Lessor all Monthly Rent (including escalations), and any late charge and interest due in connection with the payment thereof, under Article 3 of the Ground Lease.

7.                                      USE OF PREMISES AND CONDUCT OF BUSINESS.

7.1          Permitted Use.  (a)  Tenant (and any permitted successor, assign or subtenant of Tenant, whether by Landlord’s consent or by operation of law) may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole discretion.  The foregoing statement shall not constitute a representation or guaranty by Landlord that such business may be conducted in the Premises or is lawful or permissible under any certificates of occupancy issued for the Premises or the Building, or is otherwise permitted by law.  Tenant’s use of the Premises shall in all respects comply with all Legal Requirements.

(b)           If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and shall submit same to Landlord for inspection.  Tenant shall at all times comply with the terms and conditions of such license and permit, but in no event shall failure to procure or maintain such license or permit affect Tenant’s obligations hereunder.

7.2          Prohibited Uses.  Tenant shall not use the Premises or allow the Premises to be used for any illegal or immoral purpose, or so as to create waste, constitute a private or public nuisance, or disturb other occupants of the Property.  Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Building, or overload existing electrical or other mechanical systems.  Tenant shall not use any machinery or equipment which causes any substantial noise or vibration.  No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises where approved by Landlord.  No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of the Common Area unless otherwise approved by Landlord in its sole discretion.  No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord.  No explosives or firearms shall be brought into the Premises, except that firearms may be carried by personnel of security firms retained by Landlord or Tenant for the provision of security services to the Premises.

7.3          Food and Beverage.  If Tenant engages in the cooking of food, beverages or baked goods, Tenant shall, at Tenant’s sole cost and expense, comply with all applicable Legal Requirements and insurance requirements.

8.                                      REPAIRS AND MAINTENANCE; SERVICES.

8.1          Landlord’s Obligations.  (a)  Except as specifically provided in this Lease, Landlord shall not be required to furnish any services, facilities or utilities to the Premises or to Tenant, and Tenant assumes full responsibility for obtaining and paying for all services, facilities and utilities to the Premises.  Landlord will maintain casualty insurance as required by Section 7.2 of the Ground Lease.  Landlord will repair and maintain the Common Area and the Structural Components in good working order and in a clean, safe and sanitary condition.  All repairs and maintenance performed by Landlord shall be made and performed so that the same shall be comparable in quality, value and utility to the original work or installation and in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupancy of the Premises by Tenant.  Tenant shall notify Landlord in writing of the need for any repair or maintenance which is Landlord’s responsibility under this Section.  The costs of such repair and maintenance shall be included in Operating Expenses to the extent provided in Article 5; provided that Tenant shall reimburse Landlord upon written demand for the cost of any repair to the Structural Components or the Common Area which is attributable to the conduct or misuse of Tenant or its Agents.  The reimbursement shall be Additional Rent.  Tenant hereby waives and releases any right it may have under any law, statute or ordinance now or hereafter in effect to make any repairs which are Landlord’s obligation under this Section.

(b)           Tenant recognizes and acknowledges that the operation of the Building Systems may cause vibration, noise, heat or cold which may be transmitted throughout the Premises.  Landlord shall have no obligation to endeavor to reduce such vibration, noise, heat or cold.

(c)           Tenant shall contract directly with utility companies for the provision of water, electricity and (except as provided for herein) such other services and utilities as Tenant may require for the use and occupancy of the Premises, and Tenant shall timely pay all charges incurred in connection therewith. Landlord shall have no responsibility or liability in connection with the provision (or failure to provide) such services or utilities or any obligation to modify, supplement or replace the Building Systems, Structural Components or any other portion of the Building or Property to the extent required for Tenant to obtain such services or utilities.

(i)            Landlord does not warrant that any services or utilities that Tenant may obtain in respect of the Premises (whether from Landlord, a utility company, municipality or otherwise, and regardless whether the same are available at the Premises as of the date hereof or hereafter) will be free from shortages, failures, variations, or interruptions caused by strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies or reasonable substitutes therefor, governmental requirements or restrictions, acts of war or acts of God or other causes beyond Landlord’s reasonable control.  None of the same shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

(ii)           Landlord shall have the right to use electricity, water and other utilities and services available in the Building, at no cost or charge, to the extent necessary or reasonable for the performance of its obligations or the enforcement of its rights hereunder.

(iii)          If Tenant requires electrical service in excess of the service currently capable of being provided to and within the Building or in excess of the Property-wide electrical capacity allocated to the Building (as determined by reference to the maximum capacity of the Building’s meter for electrical service), then Tenant shall pay any equipment, installation and other costs required to obtain such service.

8.2          Tenant’s Obligations.  Except as provided in Section 8.1, Tenant assumes full responsibility for the repair and maintenance of the Premises and the Building Systems.  Tenant shall take good care of the Premises and the Building Systems and keep the Premises and the Building Systems (and not the Common Area and Structural Components, which are the responsibility of Landlord) in good working order and in a clean, safe and sanitary condition.  The Premises and the Building Systems shall continue throughout the Term to be in as good condition as at the Commencement Date, reasonable wear and tear excepted; and Tenant shall prevent waste.  All repairs and replacements by Tenant shall be made and performed:  (a) at Tenant’s cost and expense, (b) by contractors or mechanics approved by Landlord, such approval not to be unreasonably withheld or delayed, provided that, absent reasonable grounds to object to the same arising subsequent to the date hereof, the contractors listed in Exhibit G are deemed approved,  (c) so that same shall be comparable in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building, the Building Systems, or the activities of other tenants of the Building, and (e) in accordance with Article 10 (if applicable), the Rules and

Regulations, and all Legal Requirements.  Tenant shall reimburse Landlord upon demand for any out-of-pocket expenses incurred by Landlord in connection with any repairs or replacements required to be made by Tenant, including, without limitation, any fees charged by Landlord’s contractors to review plans and specifications prepared by Tenant.  Within ten (10) business days following Landlord’s request therefor, Tenant shall deliver to Landlord copies of all service and maintenance contracts and reports for Building Systems in the possession or control of Tenant with respect to the Property, including but not limited to HVAC maintenance, elevator and fire records.

8.3          Security.  Tenant shall provide and be solely responsible for the security of the Premises and Tenant’s Agents while in or about the Premises.  Landlord in its discretion may engage its own security service for the Property. To the extent, and only to the extent, that security services provided to the Property by Landlord are of a supplemental or different scope from those provided by Tenant as of the date hereof, or otherwise as to which Tenant shall have given Landlord reasonable notice, Landlord’s cost for such security services shall be an Operating Expense. In addition, if Landlord is providing security services pursuant to Section 16.5, Tenant shall be liable to reimburse Landlord’s cost for such services.  Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4          Special Services.  If Tenant requests any services from Landlord other than those for which Landlord is obligated under this Lease, Tenant shall make its request in writing and Landlord may elect in its sole discretion whether to provide the requested services.  If Landlord provides any special services to Tenant, Landlord shall charge Tenant for such services at the prevailing rate being charged for such services by other property owners and property managers of comparable buildings in the area of the Property, and Tenant shall pay the cost of such services as Additional Rent within fifteen (15) business days after receipt of Landlord’s invoice.

9.                                      ACCEPTANCE.

The Premises as furnished by Landlord consist of the improvements as they exist as of the Commencement Date and Landlord shall have no obligation for construction work or improvements on or to the Premises.  Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Premises and all matters related to Tenant’s decision to enter into this Lease.  Tenant is thoroughly familiar with all aspects of the Premises and is satisfied that they are in an acceptable condition and meet Tenant’s needs.  Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Premises, the Building, the Structural Components, Building Systems, or the Common Area, (b) the existence, quality, adequacy or availability of utilities serving the Premises, (c) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (d) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (e) Hazardous Materials in the Premises, the

Building, or on, in under or around the Property, (f) zoning, entitlements or any laws, ordinances or regulations which may apply to Tenant’s use of the Premises or business operations, or (g) any other matter relating to the Premises.  Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease.  Tenant accepts the Premises in their existing “as-is” condition.  Tenant shall, by entering into this Lease, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair.

10.                               ALTERATIONS.

10.1        Alterations by Tenant.  Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval.  Landlord shall not unreasonably withhold approval to any Alteration that is not a Material Alteration.  “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or affects the exterior (including the appearance) of the Building or entry ways, (ii) is structural or affects the structural integrity of the Building or the structural integrity of the Structural Components, (iii) affects the usage or the proper functioning of the Building Systems other than to a de minimis extent, (iv) requires the consent of any Leasehold Mortgagee or the Landlord under the Ground Lease or (v) requires a change to the Building’s certificate of occupancy.  In its sole discretion, Landlord may designate certain Material Alterations non-severable Material Alterations (“Non-Severable Material Alterations”). Notwithstanding the foregoing, Landlord’s consent shall not be required in the case of Alterations (“Permitted Alterations”) that are not Material Alterations and that do not exceed a total cost of Two Hundred Fifty Thousand Dollars ($250,000) per project.

Any determination to be made pursuant to this Section 10.1 as to the cost or price of an Alteration shall be made on a “job-by-job basis” and all work that is part of the same Alteration or integrated or related, whether or not performed in phases or stages, shall be treated as a single Alteration for the purposes of such determination.

10.2        Project Requirements.  The following provisions of this Section 10.2 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a)           Tenant, in connection with any Alteration, shall comply with any rules and regulations as may be from time to time established by Landlord and communicated in writing to Tenant. Tenant shall not proceed with any Alteration (other than Permitted Alterations) unless and until Landlord approves Tenant’s plans and specifications therefor. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’ benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Legal Requirements or otherwise.  Landlord shall, within ten (10) business days following receipt of Tenant’s plans and specifications for the performance of any Alteration that is not a Material Alteration (and within twenty (20) business days following receipt of Tenant’s plans and specifications for the performance of any Alteration that is a Material Alteration)  advise Tenant of Landlord’s approval or disapproval of such plans and specifications for such an Alteration or any part thereof and, if approved, shall advise Tenant, contemporaneously with such approval, whether, upon completion of any Material Alteration, such Material Alteration shall be deemed a Non-Severable Material Alteration.  If Landlord shall fail to approve or disapprove Tenant’s plans and specifications for such an Alteration or any part thereof within such ten (10) business day period (or such twenty (20) business day period in the case of Material Alterations), Tenant shall have the right to give a reminder notice (as described further below) to Landlord and if Landlord fails to approve or disapprove Tenant’s plans and specifications or any part thereof within such two (2) business days after receipt of such reminder notice, Landlord shall be deemed to have approved such plans and specifications for such an Alteration or the applicable part thereof.  If Landlord shall disapprove such plans and specifications for such an Alteration (or any part thereof), Landlord shall set forth in reasonable detail its reasons for such disapproval in writing.  Landlord shall advise Tenant within five (5) business days (or ten (10) business days in the case of Material Alterations) following receipt of Tenant’s revised plans and specifications, or portions thereof, of Landlord’s approval or disapproval of the revised plans and specifications or any portion thereof, and shall set forth in reasonable detail Landlord’s reasons for any such further disapproval in writing and in reasonable detail.  If Landlord fails to approve or disapprove the revised plans and specifications for such an Alteration or any portion thereof within such five (5) business day period (or such ten (10) business day period in the case of Material Alterations), Tenant shall have the right to give a reminder notice to Landlord and if Landlord fails to approve or disapprove Tenant’s plans and specifications for such an Alteration or any part thereof within two (2) business days after receipt of such reminder notice, Landlord shall be deemed to have approved the revised plans and specifications or such portions thereof.  For the avoidance of doubt, Landlord shall not unreasonably withhold its approval of plans and specifications for any Material Alteration.  As used herein, a “reminder notice” shall include a conspicuous statement that Landlord’s failure to respond within the specified time shall result in Landlord being deemed to have approved the Alteration in question.

(b)           Upon the completion of the Alteration in accordance with the terms of this Article 10 Tenant shall submit to Landlord (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Property from all contractors performing said Alteration and (z) all other submissions as may be, from time to time reasonably required by Landlord.

(c)           Before commencing the construction of any Alterations, Tenant shall procure or cause to be procured the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord.  All such insurance shall comply with the following requirements of this Section and of Section 14.2.

(i)            During the course of construction, to the extent not covered by property insurance maintained by Landlord or Tenant pursuant to Article 14,

covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of Alterations.

(ii)           Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises.

(iii)          Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(d)           All construction and other work in connection with any Alterations shall be done at Tenant’s sole cost and expense (except as provided in Section 10.3) and in a prudent and first class manner.  Tenant shall construct the Alterations in accordance with all Legal Requirements, and with plans and specifications that are in accordance with the provisions of this Article 10 and all other provisions of this Lease.

(e)           Prior to the commencement of any construction, alteration, addition, improvements, repair or landscaping in excess of Fifty Thousand Dollars ($50,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility.  Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice (or concurrent notice in the event of an emergency repair required to protect human health or safety) of the commencement of any such construction, alteration, addition, improvement, repair or landscaping in order that Landlord shall have sufficient time to post such notice.

(f)            Tenant shall take all necessary safety precautions during any construction.

(g)           Tenant shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features.  These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current.  The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times, and are subject to Landlord’s approval as provided in subsection (a) above.

(h)           Upon completion of the construction of any Alterations in excess of Fifty Thousand Dollars ($50,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and Liens arising out of or in any way connected with such construction (except for Liens that are contested in the manner provided herein).

(i)            Tenant shall reimburse Landlord within five (5) days following demand for any out-of-pocket expenses incurred by Landlord in the review of any Alterations proposed to be made by Tenant, including fees charged by Landlord’s contractors or consultants to review plans and specifications, and such reimbursement obligation shall constitute Additional Rent hereunder.

(j)            Should any Liens be filed against any portion of the Property by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) business days after notice from Landlord.  If Tenant shall fail to cancel or discharge said lien or liens within said twenty (20) business day period, Landlord may cancel or discharge the same and, upon Landlord=s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within twenty (20) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys= fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics= or other liens asserted in connection with such Alteration.

(k)           Tenant shall deliver to Landlord, within sixty (60) days after the completion of an Alteration costing in excess of $50,000, “as-built” drawings thereof.  During the Term, Tenant shall keep records of Alterations costing in excess of $50,000 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(l)            All Alterations to and fixtures installed by Tenant in the Premises (other than Tenant’s Property) shall be fully paid for by Tenant in cash and not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

10.3        Restoration Obligations.  (a)  Landlord shall have the right to require Tenant to restore the Premises or any portion or component thereof, including any Building System or any portion or component thereof, affected by any Alteration to its condition prior to the commencement of such Alteration, which restoration Tenant shall have the obligation to complete by no later than the Expiration Date.  Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations, as applicable, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term.  Tenant shall have no obligation to remove any Alterations that Landlord has not designated in writing for removal.  Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building caused by the removal of Alterations.

(b)           (i)  Tenant shall be required to deposit security with Landlord to secure Tenant’s obligation to restore any Alteration in an amount sufficient to secure the restoration of the Alteration in the manner discussed below.  For the elimination of doubt, all such restoration shall be subject to the provisions hereof relating to the performance of Alterations.  Prior to undertaking the Alteration, Tenant shall furnish to Landlord one of the following (as selected by Tenant): (i) a cash deposit or (ii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord, each to be equal to 100% of the cost of the restoration, as reasonably estimated by Landlord, in an amount not to exceed an aggregate of $1 million during the Term.  Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the restoration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment.  Upon (A) the completion of the restoration in accordance with the terms of this Article 10 and (B) the submission to Landlord of the items described in clauses (x), (y) and (z) of Section 10.2(b), the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant.  Upon Tenant’s failure properly to perform, complete and fully pay for the restoration, as reasonably determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 10.4(b) to the extent Landlord deems reasonably necessary in connection with the restoration and/or protection of the Premises or the Property and the payment of any costs, damages or expenses resulting therefrom.

(ii)           To the extent that Landlord shall be holding any such security, Landlord shall have the right from time-to-time, subject to the $1 million limit of Section 10.4(b)(i) above, to require Tenant to deposit additional security as it pertains to any and all Alterations made by Tenant which Tenant shall be obligated to restore under this Article 10, if Landlord shall reasonably establish that the security then held by Landlord with respect to any and all such Alterations will be inadequate for their intended purposes.  Any dispute regarding the sufficiency of any security deposited with Landlord which the parties shall be unable to resolve within fifteen (15) days after one party shall have notified the other party that such a bona fide dispute exists and shall be resolved by arbitration in accordance with Section 18.4.

(iii)          To the extent that Landlord shall be holding any such security, Landlord shall be permitted to use such security to complete Tenant’s obligation to restore the Alteration with respect to which such security has been deposited by Tenant if Tenant shall default in Tenant’s obligation to restore the applicable Alteration.  If at any time Landlord shall notify Tenant that Landlord or its consultants shall have concluded that there is a substantial likelihood that any Alteration that Tenant is obligated to restore or any Turnover Alteration will not be completed by the date by which it shall be required to be completed hereunder, then for the period of thirty (30) days following such notification by Landlord to Tenant, Landlord and Tenant and their respective architects and/or engineers shall endeavor to resolve the matter.  If the parties shall be unable to resolve the matter, then at any time after the expiration of such thirty (30) day period, either party may submit the matter to arbitration under Section 18.4 hereof, with the sole question to be determined by such arbitration being whether or not there is a substantial likelihood that any such Alteration will not be completed by the date by which it shall be required to be completed hereunder. If the arbitration is determined in favor of Landlord, then Landlord shall have the right (but shall not be obligated) to use any security then on deposit with Landlord to complete the same. In the event that Landlord shall complete such Alteration for a cost that is less than the then available balance of any security deposited to secure Tenant’s obligation to perform the Alteration in question, then any excess unused portion of such security being held by Landlord after the restoration of the applicable Alteration with respect to which it was deposited with Landlord shall belong to and promptly be refunded by Landlord to Tenant.

(c)           Notwithstanding anything to the contrary contained in this Article 10 or elsewhere in this Lease, Tenant shall be obligated to surrender the Premises and the Building on the Expiration Date in the condition and quality that the Premises and the Building (including, without limitation, the Building Systems) would have been in at the time of such surrender had Tenant complied with the terms of this Lease (any such Alteration required to be performed by Tenant to satisfy the foregoing requirement being herein referred to as a “Turnover Alteration”).  At least one hundred and twenty days (120) days prior to, but no earlier than one hundred and eighty (180) days prior to, the Expiration Date, Landlord shall notify Tenant, and Landlord and Tenant shall endeavor to agree upon any Turnover Alteration remaining to be performed by Tenant.  If the parties shall be unable to resolve any dispute regarding whether Tenant has an obligation to perform any Turnover Alteration or regarding the manner in which the same shall be required to be performed within such one hundred and twenty (120) day period, then either party may submit the matter to arbitration in accordance with Section 18.4.  All Turnover Alterations shall be performed in accordance with the provisions of this Article 10 and other portions of this Lease applicable to Alterations.

(d)           Notwithstanding anything to the contrary contained in this Article 10 or elsewhere in this Lease, Tenant shall not perform any Alteration which Tenant shall be obligated to restore under this Article 10 unless the restoration of such Alteration can be completed as and when required under Article 10.

(e)           Without limiting the generality of any other provision of this Lease, in the event that Tenant shall fail to restore any Alteration that it is obligated hereunder to restore or shall fail to perform any Turnover Alteration, and the failure to perform same shall interfere with the use and occupancy of the Premises or any portion thereof, then Tenant shall be liable to Landlord for failure to make such Turnover Alterations.

10.4        Ownership of Improvements.  Except as provided in Section 10.5, all Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section.  Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations, as applicable, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term.  Tenant shall have no obligation to remove any Alterations that Landlord has not designated in writing for removal.  Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building caused by the removal of Alterations.  If Tenant fails to perform its repair obligations, without limiting any other right or remedy, Landlord may on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair.  In addition, any such reimbursement shall include a fifteen percent (15%) administrative fee to cover Landlord’s overhead in undertaking such repair.  The reimbursement and administrative fee shall be Additional Rent. Tenant’s obligations under this Section shall survive the termination of this Lease.

10.5        Tenant’s Personal Property.  All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings), and which can be removed without structural or other material damage to the Building (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term and Tenant may grant a Lien on such personal property.  Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord.  Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from such removal, and the provisions of Section 10.4 above shall apply in the event Tenant fails to do so.  Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) business days’ prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10.6        Tenant Improvement Allowance.  Landlord agrees to pay to Tenant in connection with Tenant’s initial build-out of the Premises (“Tenant Improvements”) a maximum amount of $350,000, hereinafter referred to as the “Tenant Improvement Allowance”.  The Tenant Improvement Allowance shall represent Landlord’s sole and total contribution to Tenant Improvements.  The Tenant Improvements shall be made and the Tenant Improvement Allowance shall be applied in accordance with the terms of the Tenant Work Letter attached as Exhibit F hereto.

11.                               LIENS.

Tenant shall promptly pay, in cash, the cost of all Alterations, repairs, restorations or replacements made by or on behalf of Tenant.  Tenant shall keep the Premises free from any Liens arising out of any work performed, material furnished or obligations incurred by or for Tenant.  Tenant hereby indemnifies Landlord against liability for any and all Liens arising out of work performed, material furnish or obligations incurred by or for Tenant.  If Tenant shall not, within ten (10) days following notice of the imposition of any such Lien, cause the Lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such Lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such Lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant within five (5) days of Landlord’s demand with interest from the date incurred at the Interest Rate.  Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises, and the Building from Liens.

Landlord shall at its own cost and expense, take such action as may be necessary (by bonding or other appropriate action) to duly discharge and satisfy in full promptly any Lessor Lien, provided, however, Landlord need not discharge or satisfy any Lessor Lien being contested by Landlord in good faith and by appropriate proceedings so long as such proceedings do not involve any material danger of sale, forfeiture or loss of any part of Tenant’s leasehold interest in the Property.  In addition, Landlord shall use commercially reasonable efforts to cause persons claiming by, through or under Landlord (excluding Tenant) to promptly discharge and satisfy in full any Lien against Tenant’s leasehold interest in the Property.  “Lessor Liens” means Liens against the Property or the Ground Lease that result from (i) claims against the Landlord or (ii) Real Estate Taxes payable by Landlord which are not required to be paid by Tenant.  For the avoidance of doubt, the foregoing shall not apply to any Leasehold Mortgage or Lien related thereto, any Prior Lease, any Lien in effect as of the Commencement Date or any other Lien permitted by the terms of this Lease.

12.                               COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS.

12.1        Legal Requirements.  Tenant, at Tenant’s cost and expense, shall comply with all Legal Requirements relating to its use or occupancy of the Premises or any

Alterations and Landlord shall comply with all Legal Requirements applicable with respect to Landlord’s obligations under this Lease.  Without limiting the foregoing, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such improvements and alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all applicable building codes, laws and ordinances relating to public accommodations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and applicable State law, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted.  Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 14.1 in the event of any failure or alleged failure of Tenant to comply with Legal Requirements.  Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article  10.

12.2        Insurance Requirements.  (a)  Tenant shall not do anything, or permit anything to be done, in or about the Premises that would:  (i) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other property insurance policies covering the Building or any property located therein (unless Tenant pays for such increased costs and the basis for such increased costs can be eliminated by Landlord without any material expense or delay upon Landlord’s repossession of the Premises at the expiration or earlier termination of the Term), or (ii) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings, or (iii) result in the cancellation of any fire or other property insurance policy maintained by or for the benefit of Landlord (subject to the same parenthetical contained in clause (i) above).  Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

(b)           If, by reason of any act or omission on the part of Tenant which is inconsistent with the use permitted hereunder, whether or not Landlord has consented to the same, the rate of “all risk” or other type of insurance maintained by Landlord on the Property or the Building or other property of Landlord shall be higher than it otherwise would be, but for such act or omission, Tenant shall reimburse Landlord for that part of the premiums for such insurance paid by Landlord because of such act or omission on the part of Tenant, which sum shall be Additional Rent and payable within five (5) days of demand.  If, due to the occupancy or abandonment of, or Tenant’s failure to occupy, the Premises as herein provided, any such insurance shall be canceled by the insurance carrier, then, in any of such events, Tenant hereby indemnifies Landlord against liability which would have been covered by such insurance.  Landlord shall give Tenant notice of any such cancellation promptly after Landlord shall have received written notice thereof.  Tenant shall also pay any increase in premiums on any rent insurance carried by Landlord for its protection against rent loss through fire or casualty if such increase shall result from any of the foregoing events.

13.                               HAZARDOUS MATERIALS.

13.1        Definitions.  As used in this Lease, the following terms shall have the following meanings:

(a)           “Environmental Activity” means any use, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, discharge or release of any Hazardous Materials from, into, on or under the Building, the Common Area or the Property.

(b)           “Environmental Laws” mean all Legal Requirements, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Property, including without limitation the comprehensive environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c)           “Hazardous Material” means any chemical, substance, medical or other waste or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity or other harmful or potentially harmful properties or effects.  Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(d)           “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from the Environmental Activity by Tenant or any of Tenant’s Agents.

13.2        Environmental Release.  Tenant represents to Landlord that Tenant is aware that detectable amounts of Hazardous Materials have come to be located on, beneath and/or in the vicinity of the Premises.  Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Building and the Common Area.  Landlord makes no representation or warranty with regard to the environmental condition of the Building, the Common Area or the Property.  Tenant hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under, or now or hereafter emanating from or migrating onto the Building or the Property (except to the extent such existence, emanation or migration is caused by Landlord or Landlord’s Agents).  In connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

13.3        Use of Hazardous Materials.  Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, from, under or about, the Property, or any other land or improvements in the vicinity of the Property, excepting only the types and minor quantities of Hazardous Materials which are normally used in connection with Tenant’s permitted use, operation and maintenance of the Premises and then only in strict accordance with all Legal Requirements, including all Environmental Laws (“Permitted Substances”).  Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Building.  Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.  Without limiting the foregoing, if any Tenant’s Hazardous Materials result in contamination of the Building, or any soil or groundwater in, under or about the Property in each case to the extent the presence of same amounts to a violation of any Legal Requirement or poses a threat to human health or safety, Tenant, at its expense, shall promptly take all actions necessary to return the Building and/or the Property, to the condition existing prior to the appearance of the Tenant’s Hazardous Material, subject to Landlord’s right to approve Tenant’s proposed remediation method.  On or prior to the Termination Date, Tenant shall cause all Tenant’s Hazardous Materials in, on, under or about the Building to be removed in accordance with and in compliance with all Legal Requirements.  Tenant shall promptly notify Landlord and obtain Landlord’s written approval before taking any remedial action in response to the presence of any Tenant’s Hazardous Materials or entering into any settlement agreement, consent decree or other compromise with respect to any claims relating to Tenant’s Hazardous Materials.

13.4        Indemnity.  Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents, shareholders, direct or indirect beneficial owners and employees, any Leasehold Mortgagees, and any Prior Lessors, and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental Activity by Tenant or Tenant’s Agents; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 13.3.

13.5        No Lien.  Tenant shall not suffer any Lien to be recorded against the Building or the Property as a consequence of any Tenant’s Hazardous Materials, including any so called state, federal or local “super fund” Lien related to the remediation of any Tenant’s Hazardous Materials in or about the Building or the Property.

13.6        Investigation.  In the event Hazardous Materials are discovered in or about the Building or the Property, and Landlord reasonably believes that such Hazardous Materials are Tenant’s Hazardous Materials, then Landlord shall have the right to appoint a consultant to conduct an investigation to determine the nature and extent of such Hazardous Materials, whether such Hazardous Materials are Tenant’s Hazardous Materials, and the corrective measures, if any, required to remove such Hazardous Materials.  If such Hazardous Materials are determined to be Tenant’s Hazardous Materials, Tenant, at its expense, shall comply with all investigation, remediation or other actions required by any applicable governmental authority and reasonably approved by Landlord and shall promptly reimburse Landlord for all costs incurred by Landlord in connection with such investigation, along with a fifteen percent (15%) administrative fee to cover Landlord’s costs and overhead in undertaking or supervising such work.  The reimbursement and administrative fee shall be Additional Rent.

13.7        Notices.  Tenant shall notify Landlord of any inquiry, test, claim, investigation or enforcement proceeding by or against Tenant or the Premises or the Property known to Tenant within five (5) business days of obtaining knowledge thereof concerning any Hazardous Materials.  Tenant shall immediately notify Landlord of any release or discharge of Hazardous Materials on, in under or about the Property.  Tenant acknowledges that Landlord, as the owner of the Property, shall have the sole right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant’s Hazardous Materials by any applicable governmental authority.

13.8        Surrender.  Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials except for Permitted Substances and other Hazardous Materials the presence of which would not and could not reasonably be expected to result in a violation of any Legal Requirements or pose a threat to human health or safety.  If Tenant fails to so surrender the Premises, Tenant shall indemnify and hold Landlord harmless from all losses, costs, claims, damages and liabilities resulting from Tenant’s failure to surrender the Premises as required by this Section 13.8, including, without limitation, (a) any claims or damages arising in connection with the condition of the Premises, and (b) damages occasioned by Landlord’s inability to relet the Premises or a reduction in the fair market and/or rental value of the Building or any portion thereof, by reason of the existence of any Tenant’s Hazardous Materials.

13.9        Survival.  The provisions of this Article 13 shall survive the expiration or earlier termination of this Lease.

14.                               INDEMNITY; INSURANCE.

14.1        Indemnity.  Tenant shall indemnify, protect, defend and save and hold Landlord, Landlord’s Agents (the “Indemnified Parties”) harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs, and reasonable investigation costs, incurred in connection with or arising from:  (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, including Tenants obligations under Article 6 with respect to the Ground Lease, (b) the use or occupancy or manner of use or occupancy of the Premises, the Building and the Property by Tenant and Tenant’s Agents or any person claiming under Tenant, (c) the condition of the Premises, and any occurrence on the Premises, the Building or the Property from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of the Indemnified Parties, and (d) any negligence of Tenant or of Tenant’s Agents, in, on or about the Premises, the Building or the Common Area.  In case any action or proceeding be brought, made or initiated against the Indemnified Parties relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 13.4, Tenant, upon notice from the Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel approved by the Indemnified Parties.  Notwithstanding the foregoing, to the extent any Indemnified Party reasonably believes a conflict of interest exists between such Indemnified Party and any other Indemnified Party, each of the Indemnified Parties may retain its own counsel to defend or assist in defending any claim, action or proceeding, and Tenant shall pay the reasonable fees and disbursements of such counsel.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.  Each of the Indemnified Parties is an intended third-party beneficiary of this Section 14.1 and shall be entitled to enforce the provisions hereof.

14.2        Insurance.  Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a)           commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises.  Such insurance shall include contractual liability. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than Ten Million Dollars ($10,000,000).  Tenant’s policy shall be written to apply to all bodily injury, property damage and personal injury and provide for coverage of owned and non-owned automobile liability, if applicable.  Such insurance shall name Landlord and Indemnified Parties as an Additional Insured, and shall provide that Landlord will receive thirty (30) days’ written notice from the insurer prior to any cancellation and shall provide that it is primary insurance;

(b)           “All Risk” commercial property insurance with respect to Tenant’s Property, including furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form satisfactory to Landlord;

(c)           Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000) such higher amounts as may be required by law; and

(d)           any other form or forms of insurance as Landlord may reasonably require from time to time (other than insurance that Landlord is required to maintain) in amounts and for insurable risks (on commercially reasonable terms) against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the Building require their tenants to carry such other form(s) of insurance.

14.3        Policies.  All policies of insurance provided for herein shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California.  Certificates of insurance shall be delivered to Landlord prior to the delivery of possession of the Premises to Tenant and thereafter prior to the expiration of the term of each such policy.  All such policies of insurance shall provide that the company writing said policy will give to Landlord thirty (30) days notice in writing in advance of any cancellation.  No policy shall have a deductible in excess of $500,000 for any one occurrence.

14.4        Landlord’s Rights.  Should Tenant fail to take out and keep in force each insurance policy required under this Article 14, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) business days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable within five (5) days of demand to Landlord by Tenant as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.  Notwithstanding anything to the contrary set forth herein, at any time and from time to time, upon reasonable notice to Tenant, Landlord may elect to insure all or any part of the Premises under its own policy or policies of insurance, in which event, during the period of such coverage the cost of any such policies shall be an Operating Expense hereunder and Tenant may elect to discontinue insurance coverage it is otherwise required to carry hereunder to the extent of such insurance provided by Landlord.

14.5        Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, the parties hereto (and their respective agents, employees, successor, assignees and, as to Tenant, its subtenants) release each other and their respective agents, employees, successor, assignees and, as to Tenant, its subtenants from damage to any property that is caused by or results from a risk (i) which is actually insured against, to the extent of receipt of payment under such policy, (ii) which is required to be insured against under this Lease, or (iii) which would normally be covered by the standard “all risk” property insurance.  Landlord and Tenant (and each of Tenant’s subtenants) shall each obtain from their respective Commercial Property insurers at any time during the Term insuring or covering the Property or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party.

14.6        No Liability.  No approval by Landlord of any Tenant insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

15.                               ASSIGNMENT AND SUBLETTING.

15.1        Consent Required.  Except as otherwise explicitly provided herein, Tenant shall not directly or indirectly, voluntarily or by operation of law, (i) sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), without Landlord’s written consent, which consent Landlord may withhold in its sole and absolute discretion, or (ii) permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, such consent not to be unreasonably withheld.

15.2        Notice.  If Tenant desires to enter into a Sublease of the Premises or Assignment of this Lease, it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee.

15.3        Terms of Approval.  Landlord shall respond to Tenant’s request for approval within fifteen (15) business days after receipt of the Transfer Notice, and if Landlord fails to respond within such fifteen (15) day period, Landlord shall be deemed to have disapproved such proposed Assignment or Sublease.  If Landlord approves the proposed Assignment or Sublease, or if an Assignment or Sublease is permitted by operation of law, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice, and sixty percent (60%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant and forty percent (40%) of the Excess Rent received by Tenant shall be retained by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue paid to Landlord by Tenant during the period of the Sublease term or during the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to the Transferee or to a third party in connection with the transfer; (c) customary and reasonable external brokers’ commissions to the extent paid and documented; (d) reasonable attorneys’ fees; and (e) reasonable costs of advertising the space for Sublease or Assignment (collectively, “Transfer Costs”).  Tenant shall not have to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

15.4        Certain Conditions Applicable to All Sublettings and Assignments.  Any assignment or subletting will also be subject to the following conditions:

(a)           At least thirty (30) days prior to the date on which such subletting or assignment shall become effective, Tenant shall furnish to Landlord all of the documents and information required under this Section 15.4 together with the Transfer Notice.

(b)           At both the time of Tenant’s furnishing to Landlord the information and documents required under this Section 15.4 and the time at which the subletting or assignment becomes effective, an Event of Default shall not have occurred.

(c)           If required, the consent of the Leasehold Mortgagee under such Leasehold Mortgage shall have been obtained and Tenant shall have paid to Landlord, or at Landlord’s election reimbursed Landlord for, any charges or payments which are the responsibility of Landlord under the Leasehold Mortgage in connection with such subletting or assignment.

(d)           Tenant shall furnish to Landlord a copy of the final executed copy of the Sublease or Assignment documents used in connection with the Sublease or Assignment,

and of each instrument delivered in connection therewith within five (5) business days after the execution and delivery thereof.

(e)           Such Sublease or Assignment shall be for the actual use and physical occupancy of the Premises, in the case of an Assignment, and the portion of the Premises sublet, in the case of a Sublease, by the assignee or subtenant, as applicable.

(f)            No assignee or subtenant shall be a person having, directly or indirectly, sovereign or diplomatic immunity or having immunity from (or otherwise not being subject to) the service of process in and the jurisdiction of the courts of California.

(g)           Following the proposed Assignment or Sublease, the assignee or subtenant shall use the Premises only for the specific use permitted under Article 7.

(h)           The instrument of Sublease or Assignment shall not purport to grant to the subtenant or assignee thereunder any rights greater than or inconsistent with those granted to Tenant under this Lease, including for this purpose any term in the instrument of assignment or sublease for which there is no corresponding term in this Lease resulting in such greater rights or inconsistency.

(i)            In the case of any subletting, the term thereof (including any extension options) shall in all respects be consistent with Article 10 and shall not prevent Tenant from delivering vacant possession, free and clear of any subtenancies, of the Premises or the applicable portion thereof, on the Expiration Date.

15.5        No Release.  No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease.  Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California.  The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

15.6        Change in Control; Successor Entity.  (a)  For the purposes of this Lease, any transfer of control of Tenant, by operation of law or otherwise, whether pursuant to one transaction or a series of transactions and whether at one time or over a period of time (a “Change in Control”), shall be deemed an Assignment and shall be subject to all of the provisions of this Article 15, including, without limitation, the requirement that Tenant obtain Landlord’s prior written consent thereto, except as provided in Section 15.11.  For purposes of this Section 15.6, a transfer of control of Tenant shall be deemed to have occurred if there shall be any of the following: (i) a transfer of the ultimate beneficial ownership of fifty percent (50%) or more of the equity interests in Tenant or of any class of equity interests in Tenant, including, without limitation, by the issuance of additional shares or other equity interests in Tenant, (ii) a transfer of the right to receive fifty percent (50%) or more of any category of distributions made by Tenant, or (iii) a transfer of the right to direct the management of Tenant, by contract or otherwise.  Notwithstanding the foregoing, (A) if Tenant is a Public Company, Landlord’s consent shall not be required with respect to transfers of the capital stock of such Tenant on a national securities exchange, unless such transfers constitute a Change of Control and (B) Landlord’s consent shall not be required with respect to transfers to Successor Entities permitted in paragraph (b) below.

(b)           Tenant shall have the right, subject to Tenant’s complying with Section 15.4, upon not less than fifteen (15) days’ prior written notice to Landlord, to assign its entire interest in this Lease and the leasehold estate hereby created to a Successor Entity (as such term is hereinafter defined) of Tenant, provided that the Successor Entity shall not be entitled, either directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in and the jurisdiction of the courts of the State of California.   A “Successor Entity”, as used in this Section shall mean a corporation or other business entity (i) into which or with which Tenant, its corporate or other successors or permitted assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of a corporation or other business entity or (ii) which acquires all or substantially all of the Tenant’s assets, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation or acquisition, the liabilities of the entities participating in such merger or consolidation or acquisition are assumed by the corporation or other business entity surviving such merger or consolidation or acquisition, above, provided that, (x) immediately after giving effect to any such merger or consolidation or acquisition, as the case may be, the corporation or other business entity surviving such merger or acquisition shall have a Net Worth no less than the Minimum Net Worth and (y) proof of such assets, capitalization and Net Worth, as evidenced by a statement from an Acceptable Accounting Firm, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such merger or consolidation, or acquisition and assumption, as the case may be.

15.7        Assumption of Obligations.  Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the transferred space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term as it relates to the transferred space.  No Assignment shall be binding on Landlord unless Tenant complies with the provisions of this Article 15 and delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

15.8        Insolvency or Bankruptcy.  In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization or other debtor relief proceedings.

15.9        Recovery of Premises.  If Landlord shall recover or come into possession of the Premises before the date herein fixed for the termination of this Lease, Landlord shall have the right, at its option, to take over any and all Subleases of the Premises or any part thereof made by Tenant and to succeed to all the rights of said Subleases or such of them as it may elect to take over.  Tenant hereby expressly assigns and transfers to Landlord such of the Subleases as Landlord may elect to take over at the time of such recovery of possession, such assignment and transfer not to be effective until the termination of this Lease or re-entry by Landlord hereunder or if Landlord shall otherwise succeed to Tenant’s interest in the Premises, at which time Tenant shall upon request of Landlord, execute acknowledge and deliver to Landlord such further assignments and transfers as may be necessary to vest in Landlord the then existing Subleases.  Each subletting hereunder is subject to the condition and by its acceptance of and entry into a Sublease, each subtenant thereunder shall be deemed conclusively to have thereby agreed from and after the termination of this Lease or re-entry by Landlord hereunder or if Landlord shall otherwise succeed to Tenant’s interest in the Premises, that such subtenant shall waive any right to surrender possession or terminate the Sublease and, at Landlord’s election, such subtenant shall be bound to Landlord for the balance of the term of such Sublease and shall attorn to and recognize Landlord as its landlord under all of the then executory terms of such Sublease, except that Landlord shall not (i) be liable for any previous act, omission or negligence of Tenant under such Sublease, (ii) be subject to any counterclaim, defense or offset not expressly provided for in such Sublease, (iii) be bound by any previous modification or amendment of such Sublease or by any previous payment of more than one month’s rent and additional rent which shall be payable as provided in the Sublease, (iv) be obligated to repair the subleased space or the Building or any part thereof in the event of casualty or condemnation except as otherwise required herein, or (v) be obligated to perform any work in the subleased space beyond the requirements of this Lease.

15.10      Easements.  Tenant shall not, without the prior written consent of Landlord (in Landlord’s sole and absolute discretion), impose any easements or similar encumbrances upon the Premises or any part thereof.

15.11      Short Term Subletting.  With Landlord’s prior consent which consent shall not be unreasonably withheld or delayed, Tenant can enter into a Sublease of one floor or less of Rentable Area with one (1) or more sublessees (but all of such subleases shall cover, individually or collectively, not greater than fifteen percent (15%) of Rentable Area in the aggregate at any given time) for a term of less than the lesser of (i) twenty-four (24) months or (ii) the remainder of the Term, provided that fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant and Tenant shall be entitled to keep the remaining fifty percent (50%).  If Landlord does not respond to Tenant’s written request to a proposed short term Sublease meeting the requirements set forth above, within ten (10) business days following receipt thereof, Landlord shall be deemed to have approved such short term Sublease. Except as expressly set forth in this Section 15.11 with respect to Tenant’s entitlement to 50% of the Excess Rent and the ten business day period within which Landlord is to approve or disapprove the proposed short-term Sublease, all of the other terms and conditions of this Article 15 shall be applicable to such short-term Sublease.

16.                               DEFAULT.

16.1        Event of Default.  The occurrence of any of the following shall be an “Event of Default”:

(a)           Failure on the part of Tenant to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of five (5) business days after written notice of default from Landlord to Tenant; provided, however, that Landlord shall not be required to provide such notice more than three (3) times during any twenty-four (24) month period during the Term with respect to non-payment of Base Rent or Additional Rent payable to Landlord, the third such non-payment constituting default without requirement of notice.  Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b)           Failure on the part of Tenant to comply with the obligations under Section 4.7 which failure, unless otherwise provided in Section 4.7, continues for a period of ten (10) days after written notice from Landlord.

(c)           Failure on the part of either or both of the SGI Parties to: (i) timely pay any amounts due and owing under the indemnity provisions of the Purchase Agreements or the Ground Lease Assignments which failure continues for a period of ten (10) days after written notice from Landlord; or (ii) otherwise perform under the indemnity provisions of the Purchase Agreements or the Ground Lease Assignments which failure continues for a period of. thirty (30) days, provided that, with regard to this subpart (ii), if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion and shall complete such cure within one hundred twenty (120) days after such failure shall first occur.

(d)           Failure of Tenant to perform any other covenant, condition or requirement of this Lease (including the Tenant Work Letter) when such failure shall continue for a period of thirty (30) days; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion and shall complete such cure within one hundred twenty (120) days after such failure shall first occur.  Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(e)           The abandonment of the entire Premises by Tenant.

(f)            Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(g)           A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(h)           A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

(i)            The occurrence of (i) the acceleration of the obligations of Tenant under any Indebtedness or other obligations under which it is liable for more than $20,000,000 or (ii) the maturity of $20,000,000 or more of Indebtedness of Tenant by its terms which has not been paid or (iii) the entry of any judgment against Tenant for $20,000,000 or more which has not been vacated or appealed and stayed; provided that for the purposes of clauses (i) and (ii), the term indebtedness shall not include indebtedness for the deferred purchase price of property or services.

(j)            The occurrence of an Event of Default under any of the Other Leases.

16.2        Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a)           The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b)           The right to bring a summary action for possession of the Premises.

(c)           Upon termination of the Lease by Landlord pursuant to Section 16.2(a), the right to recover from Tenant the following:  (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus, (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus, (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus, (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom which includes, without limitation, (A) the unamortized portion of any brokerage or real estate agent’s commissions paid by or on behalf of Landlord in connection with the execution of this Lease, (B) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (C) preparing the Premises for reletting to a new tenant, (D) any repairs or alterations to the Premises for such reletting, (E) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (F) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery.   The term “Rent” as used in this Section 16.2(c) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 16.2(c)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, but in no case greater than the maximum amount of such interest permitted by Applicable Law.  As used in Section 16.2(c)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

(d)           The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due.  Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e)           The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases.  Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary.  Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper.  Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant.  If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder.  Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner.  Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds.  Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f)            The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(g)           If this Lease provides for a postponement of deferral of any Rent, or for commencement of payment of Rent to a date later than the Commencement Date, or for a period of “free” Rent or any other Rent concession (collectively, “Abated Rent”), the right upon an Event of Default to demand immediate payment of the value of the Abated Rent.

16.3        Cumulative Remedies.  The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery,  be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

16.4        Waiver of Redemption by Tenant.  Tenant hereby waives any right to redeem, by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

16.5        Landlord’s Right to Cure.  If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, without waiving such default, on five (5) business days notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof.  Tenant shall repay to Landlord within five (5) business days following demand the entire out-of-pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses.  Landlord shall also impose a thirty percent (30%) administrative fee to compensate Landlord for the cost of performing on behalf of Tenant.  Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation to protect Landlord’s interest in the Premises.  Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax.  Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

16.6        Landlord’s Default.  Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to any Leasehold Mortgagee or Prior Lessor whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 18 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16.7        Survival.  The provisions of this Article 16 shall survive termination of this Lease.

17.                               LANDLORD’S RESERVED RIGHTS.

17.1        Control of Common Area.  Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs or improvements to all or any part of the Building (including the Structural Components and Building Systems), the Common Area and the Property; provided, however, that Landlord shall not materially and adversely affect Tenant’s use of the Premises or its rights of access and parking and not unreasonably interfere with Tenant’s business or properties.  Landlord may make changes at any time and from time to time in the size, shape, location, use and extent of the Common Area, and no such change shall entitle Tenant to any abatement of rent or damages; provided, however, that Landlord shall not materially and adversely affect Tenant’s use of the Premises or its rights of access and parking and not unreasonably interfere with Tenant’s business or properties.  Landlord shall at all times during the Term have the sole and exclusive control of the Structural Components and the Common Area, and may at any time and from time to time during the Term restrain any use or occupancy of the Common Area except as authorized by the Rules and Regulations.  Landlord may temporarily close any portion of the Common Area for repairs or alterations, to prevent a dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord; provided, however, that Landlord shall not materially and adversely affect Tenant’s use of the Premises or its rights of access and parking and not unreasonably interfere with Tenant’s business or properties.  Tenant’s rights in and to the Common Area shall at all times be subject to the rights of Landlord and Tenant shall keep the Common Area free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations.

17.2        Access.  Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises, to supply any service to be provided by Landlord hereunder, to show the Premises to prospective purchasers, mortgagees or tenants (during the last year of the Term), to post notices of nonresponsibility, and to alter, improve or repair the Premises and any portion of the Building, without abatement of Rent, and may for that purpose erect, use and maintain necessary structures in and through the Premises and the Building where reasonably required by the character of the work to be performed.  Landlord will comply with legal access restrictions applicable to special security areas in the Premises.  Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby.  All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to the Building master system and Landlord shall at all times have and retain a key with which to unlock all of said doors.  Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

17.3        Easements.  Subject to the term of covenants and restrictions encumbering the premises, Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate, provided that the grant or relocation of easements shall not materially and adversely affect Tenant’s use of the Premises or its rights of access and parking and not unreasonably interfere with Tenant’s business or properties. If any such grant or relocation will incur costs or expenses which are Operating Expenses hereunder, Landlord’s rights under this Section 17.3 shall be exercised in its reasonable discretion.

17.4        Use of Additional Areas.  Subject to the provisions of Articles 32, Landlord reserves the exclusive right to use any air space above the Building and the

Property, the roof and exterior walls of the Building and the land beneath the Building; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

17.5        Subordination.  (a)  Leasehold Mortgages.  Landlord shall have the right to enter into such Leasehold Mortgages as Landlord shall elect in its sole discretion.  This Lease is and shall be subject and subordinate to each and any Leasehold Mortgage and to all advances under any Leasehold Mortgage, and any restatements, renewals, increases, supplements, modifications, consolidations, spreaders, replacements, substitutions, or extensions of any Leasehold Mortgage, provided that (i) the Leasehold Mortgagee thereunder shall have entered into an SNDA in favor of Tenant in such Leasehold Mortgagee’s customary form and (ii) the Leasehold Mortgage shall provide that, subject to compliance with procedures and conditions customary for construction loan disbursements (including obtaining lien waivers and title insurance endorsements), the proceeds of any casualty insurance policy shall be made available to Landlord for purposes of a restoration to the extent that Landlord would under Section 19.3 be required to make such proceeds available to Tenant.

(b)           Prior Leases.  Landlord shall have the right to enter into such Prior Leases and any modifications, amendments, supplements, replacements, extensions, renewals or substitutions thereto or thereof as Landlord shall elect in its sole discretion, provided the same does not result in the imposition on Tenant of any obligations that are materially more onerous than those imposed under this Lease or that otherwise materially adversely affect Tenant. This Lease is and shall be subject and subordinate to each and any Prior Lease provided that the Prior Lessor thereunder shall have entered into an SNDA in favor of Tenant, modified as appropriate, and to any modifications, amendments, supplements, replacements, extensions, renewals or substitutions thereto or thereof.

(c)           Attornment.  Tenant agrees that this Lease shall not be terminable by Tenant by reason of any foreclosure of a Leasehold Mortgage or any other mortgage affecting the Premises, nor by reason of the institution of any suit, action, summary or other proceeding against Landlord or any foreclosure proceeding brought by the holder of any Leasehold Mortgage or other mortgage affecting the Premises to recover possession of the Premises by operation of law or otherwise or by reason of the termination of any Prior Lease and that the same shall not result in the cancellation or termination of this Lease by Tenant or of the obligations of Tenant hereunder.  If at any time prior to the expiration of the Term, any Prior Lessor or Leasehold Mortgagee comes into possession of the Premises or a receiver shall be appointed for Landlord’s interest in the Premises, Tenant agrees, at the election and upon demand of any such Prior Lessor or Leasehold Mortgagee in possession, to attorn, from time to time, to any such Prior Lessor or Leasehold Mortgagee or any person acquiring the interest of Landlord as a result of any such Prior Lease termination or as a foreclosure of a Leasehold Mortgage or the granting of a deed or assignment in lieu of foreclosure, upon the then executory terms and conditions of this Lease for the remainder of the Term.  The provisions of this Section 17.5 shall inure to the benefit of any such successor Landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of a Prior Lease or foreclosure of a Leasehold Mortgage, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.  Tenant, however, upon demand of any such successor Landlord, shall execute, from time to time, instruments in confirmation of the forgoing provisions of this Section 17.5 reasonably satisfactory to any such successor Landlord and Tenant, acknowledging such attornment and setting forth in the terms and conditions of its tenancy.  Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such successor Landlord.

(d)           Leasehold Mortgagee Cure Rights.  In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, pursuant to the terms of this Lease, if any, Tenant will not exercise any such right until (i) it has given written notice of such act or omission to the holder(s) of any Leasehold Mortgages to which this Lease shall be subordinate, whose name and address shall previously have been furnished to Tenant, by delivering such notice of such act or omission addressed to such holders at the last address so furnished, and (ii)  in the case of any such act, omission or default that can be cured by the payment of money, until thirty (30) days shall have elapsed following the giving of such notice, or (ii) in the case of any other such act, omission or default, until a reasonable period for remedying such act, omission or default shall have elapsed following the giving of such notice and following the time when any such holder shall have become entitled under its Leasehold Mortgage to remedy the same, including such time as may be necessary to acquire possession of the Premises if possession is necessary to effect such cure, provided any such holder with reasonable diligence, shall (x) pursue such remedies as are available to it under its Leasehold Mortgage so as to be able to remedy the act, omission or default, and (y) thereafter shall have commenced and continued to remedy such act, omission or default or cause the same to be remedied; provided, however, that the agreements of Tenant contained in this Section 17.5 shall be subject to the terms of any SNDA between Tenant and any such holder(s).

(e)           Amendments Requested by Leasehold Mortgagee.  If, in connection with obtaining any financing or refinancing or any increases, restatements, renewals, supplements, modifications, consolidations, replacements, substitutions or extensions thereof, a prospective or existing Leasehold Mortgagee and/or holder of an interest in any loan secured by a Leasehold Mortgage, as the case may be, shall request amendments to or modifications of this Lease as a condition to the same, Tenant shall promptly execute such amendments or modifications upon demand as long as (i) the modifications do not affect the Rent or the Term or the Letter of Credit and (ii) such amendments or modifications do not otherwise materially increase Tenant’s obligations or materially diminish Tenant’s rights hereunder.  In addition, Tenant shall deliver any financial statements or other information requested by Landlord (or any prospective or existing lender) in order to obtain such financing or refinancing, provided that Tenant shall not be required to disclose any non-public information relating to Tenant.  Furthermore, Tenant shall cause counsel reasonably acceptable to a prospective Leasehold Mortgagee to deliver legal opinions reasonably required by such prospective Leasehold Mortgagee relating to the due authorization, execution and delivery of this Lease and any amendments thereto, the validity and enforceability of such agreements, and other customary matters. Landlord agrees to pay reasonable out-of-pocket costs and expenses of Tenant, including reasonable attorneys’ fees and expenses, in excess of $15,000 incurred solely in connection with amendments to or modifications of this Lease, or the delivery of legal opinions, requested by Leasehold Mortgagee, and Tenant shall be responsible for the balance of such costs and expenses.

18.                               LIMITATION OF LANDLORD’S LIABILITY.

18.1        Limitation.  Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Premises, the Building or the Property by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in the Property, the Building, the Common Area or the Premises; notwithstanding the foregoing, Landlord shall remain liable for compliance with its express obligations hereunder.  Even if due to the gross negligence or willful misconduct of Landlord, Tenant hereby waives any claim for consequential damages in connection therewith.  There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or inconvenience or annoyance to Tenant arising from the making of any repairs, alterations or improvements to any portion of the Building or to fixtures, appurtenances and equipment therein, other than such liability as may be imposed upon Landlord by law or for Landlord’s negligence or willful misconduct.  No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction of Tenant.  Tenant hereby waives and releases any right it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute or ordinance now or hereafter in effect other than as expressly provided in this Lease.

18.2        Sale of Property.  It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Property.  In the event of any transfer of Landlord’s interest in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease from and after the date of such transfer.  Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

18.3        No Personal Liability.  In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Property and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18.4        Landlord’s Consent or Approval; Limitation on Damages.  (a)  In the event that Tenant shall claim or assert that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold, delay or condition Landlord’s consent or approval, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any money damages for a breach of such covenant, and in no event shall Tenant claim or assert any claims for money damages in any action or by way of set-off, defense or counterclaim, and Tenant hereby specifically waives the right to any money damages, set-off, defense, counterclaim or other remedies; provided, however, that Tenant shall have the right to determine any dispute between Landlord and Tenant as to whether Landlord has violated or failed to perform a covenant of Landlord not unreasonably to withhold, delay or condition Landlord’s consent or where Landlord’s reasonableness in exercising its judgment is in issue, or any other dispute which by the express terms of this Lease provides that it shall be resolved by arbitration, in each case by arbitration in the County of Santa Clara, California in accordance with the provisions of this Section 18.4.  Within ten (10) days next following the giving of any notice by Tenant to Landlord stating that it wishes such dispute to be so determined, Landlord and Tenant shall each give notice to each other setting forth the name and address of an arbitrator designated by the party giving notice. If either party shall fail to give notice of such designation within said ten (10) days, then the arbitrator chosen by the other side shall make the determination alone.  The two arbitrators shall designate a third arbitrator.  If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) days after the designation of the second arbitrator, then either party may apply to any court having jurisdiction, requesting the designation of such arbitrator.  Notwithstanding the foregoing, in the event of disputes relating to less than $100,000, one (1) arbitrator shall be selected in accordance with the then prevailing Commercial Rules of the American Arbitration Association.  All arbitrators shall be persons who shall have had at least ten (10) years experience arbitrating or mediating disputes relating to California office leases or who shall otherwise be approved by the parties, and shall not be financially or contractually related to Landlord or Tenant.  The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and give notice to Landlord and Tenant; the concurrence of any two of said arbitrators shall be binding upon Landlord and Tenant.  The sole question to be determined shall be whether or not Landlord has unreasonably withheld or delayed its consent or approval, and the sole remedy shall be the determination that such consent or approval must be granted.  The determination in any arbitration held pursuant to this Section shall be final and binding upon Landlord and Tenant.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 18.4, including the expenses and fees of any arbitrator selected by it in accordance with provisions of this Section, and the parties shall share all other expenses and fees of any such arbitration, provided that the foregoing shall not prohibit the arbitrators from determining that the prevailing party shall be entitled to recover all costs and expenses from the non-prevailing party.  The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

(b)           In no event shall Tenant have the right to seek or recover from Landlord any consequential damages on account of any claim or matter arising out of or relating to this Lease of the Premises, and Tenant hereby irrevocably waives any right which it might otherwise have to seek or receive any such consequential damages.

19.                               DESTRUCTION.

19.1        Landlord’s Repair Obligation.  (a)  If the Premises or the Building or any portion thereof (whether or not the Premises are affected) are damaged by fire or other casualty (“Casualty”), Landlord shall repair the same (including Non-Severable Material Alterations but not including any Tenant’s Property or other Alterations); provided that (i) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within twelve (12) months (plus any incremental time as may be required to restore any Non-Severable Material Alterations) after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term, provided that such repairs can be made within ninety (90) days (plus any incremental time as may be required to restore any Non-Severable Material Alterations) after the date of such damage), (ii) such repairs are fully covered (except for any deductible) by the proceeds of insurance maintained by Landlord or Tenant and (iii) the damage does not affect more than fifty percent (50%) of the assessed value of the Building. The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any Casualty damage to Tenant’s Property or any Alterations (other than Non-Severable Material Alterations).

(b)           If all or any part of the Premises shall be rendered Untenantable by reason of a Casualty, the Base Rent and the Additional Rent shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is no longer Untenantable (provided that, if the Premises would no longer have been Untenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration required of Tenant under this Lease, then the Premises shall be deemed to no longer be Untenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies any Untenantable portion of the Premises for the ordinary conduct of business (in which case the Base Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).  Pending resolution of any dispute with respect to the period or amount of such abatement, Tenant shall pay Rent in accordance with Landlord’s determination.  Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord or any Leasehold Mortgagee shall be unable to collect all of the insurance proceeds

(including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent.

(c)           Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by Casualty or the repair thereof.  Landlord shall not be obligated to carry insurance of any kind on Tenant’s Property or any Alterations or any other improvements made at Tenant’s sole cost and expense (other than Non-Severable Material Alterations), and Landlord shall not be obligated to repair any damage thereto or replace the same, other than as specifically set forth in Section 19.2.

19.2        Termination Option.  Landlord shall notify Tenant within sixty (60) days after the date of damage whether or not the requirements for reconstruction and repair described in Section 19.1 are met.  If such requirements are not met, Landlord shall have the option, exercisable within sixty (60) days after the date of such damage either to:  (a) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant and whether in Landlord’s reasonable judgment, such repairs can be completed in eighteen (18) months (plus any incremental time as may be required to restore any Non-Severable Material Alterations) or less as provided below), or (b) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage.  If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage.  If Landlord notifies Tenant of its intention to repair Casualty damages and Landlord reasonably estimates that such repairs cannot be completed within eighteen (18) months (plus any incremental time as may be required to restore any Non-Severable Material Alterations), Tenant shall have the right to terminate this Lease upon fifteen (15) days written notice to Landlord.  If pursuant to the above terms of this Section 19.2, Landlord notifies Tenant of Landlord’s intention to repair Casualty damages and this Lease is not terminated pursuant to the above terms of this Section 19.2, then Landlord shall repair, reconstruct and restore the Premises, including Non-Severable Material Alterations but excluding other Alterations and Tenant’s Property, with reasonable diligence, so that the same shall be reasonably comparable in quality, value and utility to the Premises immediately prior to such Casualty damage.

19.3        Tenant Obligations.  If Landlord elects or is required to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of Tenant’s Property and any Alterations (other than Non-Severable Material Alterations) which Tenant elects to replace.  Tenant hereby waives the provisions of any statute or law that may be in effect at the time of the occurrence of any such damage or destruction, under which a lease is automatically terminated or a tenant is given the right to terminate a lease upon such an occurrence.

19.4        No Claim.  Tenant shall have no interest in or claim to any portion of the proceeds of any insurance or self-insurance maintained by Landlord.  If Landlord is entitled and elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 14.2 of this Lease.

19.5        No Damages.  If Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 19, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof.  Except as expressly provided in Section 19.1 or 19.4, there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Each party hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty other than as provided in Section 19.1.

20.                               EMINENT DOMAIN.

20.1        Taking.  If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a material partial taking of the Premises, Landlord shall have the right to terminate this Lease as to the balance of the Premises by written notice to Tenant within thirty (30) days after such date.  If any material part of the Common Area, the Building or the Property shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, whether or not the Premises are affected, Landlord shall have the right to terminate this Lease by written notice to Tenant within thirty (30) days of the date of taking.  If there shall be a taking of the Property of such scope that the untaken part of the Property would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within thirty (30) days after the date of taking of possession by the condemning authority.

20.2        Award.  In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest; provided that Tenant may file a claim for (a) Tenant’s relocation expenses, (b) the taking of Tenant’s Property, and (c) the loss of Tenant’s goodwill.

20.3        Partial Taking.  In the event of a partial taking of the Premises which does not result in a termination of this Lease (other than with respect to the taken portion of the Premises), the Base Rent and Operating Expenses shall be adjusted as follows:

(a)           During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent and Operating Expenses by a proportionate amount based on Rentable Area taken; and

(b)           Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent and Operating Expenses shall be recalculated based on the remaining total number of square feet of Rentable Area of the Premises.

20.4        Temporary Taking.  Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of twelve (12) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond twelve (12) months.  In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

20.5        Sale in Lieu of Condemnation.  A voluntary sale by Landlord of all or any part of the Building or the Common Area to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

20.6        Waiver.  Except as provided in this Article, each party hereto hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect other than as expressly provided in this Lease.

21.                               SURRENDER.

21.1        Surrender.  Upon the Termination Date, Tenant shall surrender the Premises to Landlord in good order and repair, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies.  Subject to Article 10, upon any termination of this Lease, all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefor by Landlord.

21.2        Holding Over.  Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to the greater of (a) two (2) times the then-current Base Rent, and (b) one and one-half (1-1/2) times the prevailing rate at which Landlord is then offering space in buildings reasonably determined by Landlord to be comparable to the Building, in either case together with an amount estimated by Landlord as Tenant’s Share of Operating Expenses payable under this Lease, and shall otherwise be on the terms and conditions of this Lease to the extent applicable.  Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 16, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Operating Expenses from Tenant.

21.3        Quitclaim.  At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Property.

22.                               FINANCIAL STATEMENTS.

Tenant shall tender to Landlord within ten (10) business days after receipt of a written request any information reasonably requested by Landlord regarding the financial stability, credit worthiness or ability of Tenant to pay the Rent due under this Lease. Notwithstanding the foregoing, if the Tenant is a Public Company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), Tenant shall, in lieu of the foregoing requirements, promptly deliver to Landlord all filings made by or on behalf of Tenant with the Securities Exchange Commission or with any securities exchange.  Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord.  Tenant hereby represents and warrants to Landlord the following:  (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) Tenant has not withheld any information from Landlord that is material to Tenant’s credit worthiness, financial condition or ability to perform its obligations hereunder, (c) all information supplied by Tenant to Landlord is true, correct and accurate, and (d) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements.

23.                               ESTOPPEL CERTIFICATES.

Tenant, at any time and from time to time within five (5) business days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord, a certificate of Tenant stating:  (a) that Tenant has accepted the Premises, (b) the Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons.  Failure to deliver such certificate shall constitute an Event of Default.  At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above.  Failure by Tenant to execute, acknowledge and deliver such certificate within such five (5) business day period shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party.

24.                               RULES AND REGULATIONS.

24.1        Rules and Regulations.  Tenant shall faithfully observe and comply with any reasonable rules and regulations and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord and communicated in writing to Tenant (the “Rules and Regulations”).  Landlord shall not enforce such Rules and Regulations in an unreasonable or discriminatory manner.  In the event of any conflict between the terms of this Lease and the terms, covenants, agreements and conditions of the Rules and Regulations, this Lease shall control. Notwithstanding the foregoing, so long as Tenant leases 100% of the Building, Landlord shall not impose any Rules and Regulations.

24.2        Signs.  Without Landlord’s written consent, which may be given or withheld in Landlord’s sole discretion, Tenant shall not place or permit to be placed on the front of the Premises any sign, picture, advertisement, name, notice, marquee or awning; provided that upon Landlord’s reasonable approval, Tenant shall have the right to place a sign on or adjacent to the entrance doors to Tenant’s Premises identifying Tenant.  Landlord hereby consents to the location, size and appearance of Tenant’s signage existing as of the Commencement Date.  Landlord hereby reserves the exclusive right to the exterior side walls, rear walls and roof of the Premises.

25.                               INABILITY TO PERFORM.

If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby.  If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage.  Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

26.                               NOTICES.

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.) or by telecopier or facsimile (with confirmation by one of the other methods specified herein):  (a) to Tenant (i) at the Premises and at the address specified in Article 1, or (ii) at the place where Tenant designates subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article.  Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

27.                               QUIET ENJOYMENT.

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

28.                               NO RENT ABATEMENT.

No abatement, diminution or reduction of rent, charges or other compensation shall be claimed by or allowed to Tenant, or any persons claiming under Tenant, under any circumstances, whether for inconvenience, discomfort, interruption of business or otherwise, arising from the making of Alterations or repairs to any improvements now on or which may hereafter be erected on the Premises, by virtue or because of any present or future Legal Requirements or by virtue or arising from, and during, the restoration of the Premises after the destruction or damage thereof by Casualty or other cause or the taking or condemnation of the Premises (except as otherwise expressly provided for in Article 19 or 20) or arising from any other cause or reason.

29.                               AUTHORITY.

If Tenant is a corporation or a partnership, Tenant represents and warrants as follows:  Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California.  Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof.  The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject.  Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting the rights of creditors generally.  Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

30.                               BROKERS.

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  The brokerage commission earned in connection with this transaction shall be paid by Landlord, and Landlord shall indemnify, defend and hold Tenant harmless from and against all liabilities arising from any claims by or under the broker listed in Article 1.  Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s dealings or contacts with brokers or agents other than those listed in Article 1.

31.                               BANKRUPTCY OR INSOLVENCY.

31.1        No Transfer.  Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any debtor-in-possession, trustee, or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code.

31.2        Termination Right.  If (a) Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), or shall make an assignment for the benefit of creditors or shall seek or consent or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s Property; or (b) within sixty (60) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal bankruptcy law or any other present or future applicable federal, state or other statute or law (foreign or domestic), such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s Property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s Property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied; or (c) in a bankruptcy proceeding or a proceeding described in clause (a) or (b) above, the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or (d) any assignment shall be made of the property of Tenant for the benefit of creditors, then and in any such events, notwithstanding any automatic stay applicable in bankruptcy or any other law(s), Landlord may give to Tenant notice of intention to terminate this Lease to end the Term and the estate hereby granted at the expiration of three (3) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the Term and estate hereby granted (whether or not the Term shall have commenced) shall terminate upon the expiration of said three (3) days with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 16 and Tenant shall remain liable as herein provided.

31.3        No Cause for Appointment.  Tenant shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under any insolvency law except under the Bankruptcy Code or the appointment of a trustee or receiver of Tenant or of the assets of either of them, shall be conclusive evidence that Tenant caused, or gave cause therefor, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment. Any act described in this Section 31.3 shall be deemed a material breach of Tenant’s obligations hereunder, and this Lease shall thereupon automatically terminate. Landlord does, in addition, reserve any and all other remedies provided in this Lease or in law.

31.4        Bankruptcy Filings.  (a)  Upon the filing of a petition by or against Tenant under any chapter of the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform each and every obligation of Tenant under this Lease including, without limitation, the continuous and uninterrupted occupancy of the Premises as is required under Article 16 until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent and other charges otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within one hundred twenty (120) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable so long as notice of such period is given) of the filing of a petition under any other chapter of the Bankruptcy Code, Tenant hereby knowingly and voluntarily waiving any right to seek time additional to the minimum period set forth in 11 U.S.C. § 365(d)(4) or any similar statute to assume or reject this Lease and hereby acknowledging that there does not exist, nor could there exist, cause to seek such extension; (iv) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give Landlord at least thirty (30) days’ prior written notice of any abandonment of the Premises; any such abandonment to be deemed a rejection of this Lease; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United State Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(b)           No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(c)           Included within and in addition to any other conditions or obligations imposed upon Tenant, any Trustee, or any successor of Tenant as adequate assurance of future performance in the event of assumption and/or assignment pursuant to the Bankruptcy Code are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (ii) the deposit of a Letter of Credit pursuant to the terms of this Lease; (iii) the use of the Premises as set forth herein is unchanged; (iv) the prior written consent of each Leasehold Mortgagee; and (v) no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.  Tenant also expressly acknowledges and agrees that neither Tenant nor any successor in interest (including but not limited to a trustee in bankruptcy appointed to serve as trustee for Tenant) may assume or assign Tenant’s rights under this Lease pursuant to 11 U.S.C. § 365 (or any similar statute) unless, in addition to the provisions of 11 U.S.C. § 365(b)(3), each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable in the context of a bankruptcy proceeding, have been fully satisfied and Landlord has so acknowledged in writing that: (A) The assumption of the Lease will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound relating to the Building; (B) The assumption of the Lease will not disrupt, in Landlord’s judgment, the tenant mix of the Building which, in Landlord’s judgment, would be most beneficial to all of the tenants of the Building and would enhance the image, reputation, and profitability of the Building; (C) The assumption of the Lease will not result in alteration of the Premises or the making of physical changes of any kind to the Premises unless in compliance with the applicable provisions of this Lease.

(d)           For purposes of this Section 31.4, the word “Tenant” shall mean any one or more persons primarily or secondarily liable for Tenant’s obligations under the Lease.

32.                               ANTENNA AND ROOFTOP SPACE.

32.1        Antennae.  Landlord agrees that, subject to all Legal Requirements, insurance requirements, this Lease and the conditions and limitations hereinafter stipulated, during the Term, Tenant, at its sole cost and expense, shall have a non-exclusive license to install in a location on a 30% portion of the rooftop of the Building to be designated by

Landlord in its sole and absolute discretion (the “Antenna Area”) and thereafter maintain, repair, operate and replace satellite antenna(e) (the “antenna”) provided that, with respect to each antenna, (i) the antenna shall not exceed three (3) feet in height by three (3) feet in length, by three (3) feet in width or, if applicable, three (3) feet in diameter; (ii) the size and dimensions of the antenna and any reasonably required support structures and associated maintenance access structures shall be subject to Landlord’s prior written consent in Landlord’s sole discretion; (iii) such antenna installation and position of such antenna and reasonably required support structures and associated maintenance access structures shall comply with all Legal Requirements; (iv) the installation of any electrical or communications lines (“Wiring”) and related equipment in connection with the installation and operation of the antenna, (including, without limitation, the location and the routing of all Wiring and related equipment in connection therewith) shall (A) be at Tenant’s sole cost and expense, (B) be subject to Landlord’s prior written consent, in Landlord’s sole discretion and in accordance with the provisions of Article 10 (and Landlord hereby consents to Tenant’s antenna(e) existing as of the Commencement Date), and (C) comply with Legal Requirements and insurance requirements; and (v) the antenna, reasonably required support structures, maintenance access structures, Wiring and related equipment shall be installed, maintained and kept in repair by Tenant, at Tenant’s sole cost and expense. Tenant shall be responsible for the payments of any fees and taxes which may be imposed by any governmental agency in connection with the installation and use of such antenna.  Landlord acknowledges that Landlord has consented to Tenant’s antennae existing as of the Commencement Date for purposes of this Section 32.1.

32.2        Non-Exclusive.  The parties agree that Tenant’s use of the rooftop of the Building, is a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation (“Permitted User”) for any use including the installation of other antennae, rooftop equipment, wiring and support equipment provided the same do not unreasonably interfere with Tenant’s installations on the roof or reception or transmission of signals or Tenant’s use or occupancy of the Premises in accordance with the terms hereof.  Landlord, at its sole cost and expense, shall be responsible for the repair and maintenance of any damage to the rooftop caused by a Permitted User’s use of the rooftop and shall not be allowed to request reimbursement therefore from Tenant as an Operating Expense, provided that Landlord shall have the right first to prosecute its claims against such Permitted User.

32.3        Access.  For the purpose of installing, servicing or repairing the antennae, Wiring and related equipment, Tenant shall have access to the rooftop of the Building at all reasonable times upon reasonable advance notice, subject to Landlord’s reasonable safeguards for the security and protection of the Building, the Building Systems, Structural Components, and installations and equipment of other tenants or occupants of the Building as may be located on the roof of the Building. Landlord shall have the right, at Tenant’s expense, to assign a representative to be present during the duration of Tenant’s access to the rooftop.

32.4        Compliance with Legal Requirements.  Without limiting Landlord’s obligations under this Lease, Tenant, at Tenant’s sole cost and expense, agrees to promptly and faithfully obey, observe and comply with all Legal Requirements, insurance requirements and this Lease in any manner affecting or relating to Tenant’s use of said roof, and the installation, repair, maintenance and operation of the antenna, Wiring and related equipment erected or installed by Tenant pursuant to the provisions of this Article 32.  Tenant, at Tenant’s sole cost and expense, shall secure and thereafter maintain all permits and licenses required for the installation and operation of the antenna, and any support structures and related equipment erected or installed by Tenant, including, without limitation, any approval, license or permit required from the Federal Communications Commission or otherwise pursuant to Legal Requirements.  Landlord shall, at no cost to it, reasonably cooperate (which shall include executing and delivering all necessary and proper filings with governmental or quasi-governmental entities) with Tenant in obtaining such approvals, licenses and permits.

32.5        Tenant Expense.  Tenant agrees that Tenant will pay for all electrical service required for Tenant’s use of the antennae, and related equipment erected or installed by Tenant and Tenant further agrees that such electric service shall feed off the supply of electrical energy furnished to the Premises as provided in this Lease.

32.6        Tenant’s Property.  The antennae, support structures, Wiring and related equipment installed by Tenant, pursuant to the provisions of Article 32 shall be Tenant’s personal property, and, upon the expiration of the Term of this Lease, or upon its earlier termination in any manner, shall be removable by Tenant at Tenant’s sole cost and expense.  Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the rooftop of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the antenna, support structures, Wiring and related equipment erected or installed by Tenant and restore said affected areas to their condition as existed prior to the installation of the antenna, and related equipment, ordinary wear and tear and casualty excepted.

32.7        No Interference.  Tenant’s antennae, Wiring and related equipment shall not interfere with (i) Building Equipment or other installations located on the roof, (ii) other portions of the Building, (iii) other tenants in the Building, and/or (iv) the reception and transmission of communications signals by other tenants; provided that Tenant’s antennae existing as of the Commencement Date shall not have to be modified to comply with the foregoing.

32.8        Relocation.  Landlord shall have the right at its sole and absolute discretion, upon not less than fifteen (15) days prior written notice to Tenant, to relocate the antenna (and all Wiring and other equipment related thereto), to any reasonably comparable space on the rooftop of the Building.  Landlord shall reimburse Tenant for all actual, reasonable costs and expenses incurred by Tenant in connection with any such relocation.

32.9        Indemnification.  Tenant hereby indemnifies Landlord against liability in connection with or arising from the installation, maintenance, use and operation of any antenna installed by Tenant. The foregoing indemnification is in addition to, and not in lieu of, the obligations of Tenant under Section 13.4 or 14.1.

33.                               MISCELLANEOUS.

33.1        Entire Agreement.  This Lease, including the exhibits which are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises, the Building, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

33.2        No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease.  No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.  The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

33.3        Modification.  Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

33.4        Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

33.5        Validity.  If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

33.6        Jurisdiction.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California in the County of Santa Clara or the United States District Court for the Northern District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

33.7        Attorneys’ Fees.  In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorneys’ fees.

33.8        Waiver of Jury Trial.  Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

33.9        No Counterclaim by Tenant.  In the event Landlord commence any proceedings for nonpayment of rent or other charges payable by Tenant under this Lease, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings.  This shall not, however, be construed as a waiver of the Tenant’s right to assert such claims in any separate action or actions brought by the Tenant.

33.10      Light and Air.  Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

33.11      Lease Memorandum.  Neither Landlord or Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

33.12      Confidentiality.  Except as required by law or regulation, the parties agree that neither of them shall make public the terms and conditions of this Lease or the fact that they have entered into this Lease without first obtaining the written permission from the other party; provided, however, that either party can, without the other’s permission, share this Lease and information relating thereto with such party’s attorneys, accountants and other professional advisors and with existing or potential lenders or investors with respect to the Property, and provided that this Lease will be submitted to the City of Mountain View and may therefore be a public document.

33.13      Terms.  The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several.  The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

33.14      Review and Approval.  The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use.  Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

33.15      No Beneficiaries.  This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

33.16      Time of the Essence.  Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

33.17      Modification of Lease.  In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax on unrelated business taxable income, Tenant agrees to make reasonable modifications to this Lease to minimize such tax; provided that such modifications will not result in any increase in Rent, change the Term or impose any additional liability or obligation on Tenant or diminish Tenant’s rights hereby under.  Landlord will pay all Tenant’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

33.18      Construction.  This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof.  Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

33.19      Survival.  The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease.  Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition.  Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

33.20      Termination.  (a)  Upon (i) the commencement by or against Google Technology, Inc. (hereinafter referred to as the “Amphitheatre Subtenant”) pursuant to the Amphitheatre Sublease (the “Google Lease”) of any state or federal proceedings in respect of bankruptcy, insolvency or dissolution, or the appointment of any trustee, liquidator, receiver, or similar officer for Google (each, a “Google Insolvency”) and the entry or issuance of an order or decree in any Google Insolvency rejecting, avoiding, disaffirming or otherwise terminating the Google Lease (pursuant to the 11 U.S.C § 365 or otherwise) and such order or decree not having been stayed, and (ii) Google having surrendered substantially all of the Premises leased under the Google Lease, Tenant may, at Tenant’s sole and exclusive option, elect to terminate this Lease and the Other Lease for Crittenden C/D (the “Termination Option”), during the Option Period.  The Termination Option and its exercise shall be void if an Event of Default by Tenant exists, either at the time of exercise of the Termination Option or on the Option Termination Date (and if there shall be more than one Option Termination Date by reason of the operation of the second proviso of Section 33.20(b), then if an Event of Default by Tenant exists on any Option Termination Date, the Termination Option exercise shall be void with respect to the premises as to which the termination would otherwise have been effective on such date and on any subsequent Option Termination Date), or if, at either of such times, the Tenant named herein has assigned its interest hereunder or has subleased all or substantially all of the premises demised hereunder for all or substantially all of the remainder of the term of this Lease.  The “Option Period” shall mean the period commencing one (1) business day after the later of the occurrence of the both (i) and (ii) above and ending on the thirtieth (30th) business day thereafter.  Tenant may exercise the Termination Option at any time during the Option Period by serving written notice of that exercise to Landlord in the manner set forth in Section 33.20(b) (a “Notice of Exercise”).

(b)           Notice of Exercise.  The Notice of Exercise shall set forth the date (subject to the other provisions of this Section 33.20(b), the “Option Termination Date”) for the termination by Tenant of this Lease and the Other Lease for Crittenden C/D, which Option Termination Date shall not be less than 90 days, and not more than 180 days, after the date of service of the Notice of Exercise, provided that Landlord in its reasonable discretion may consent to a schedule for the release of portions of the Premises and the premises under the Other Lease for Crittenden C/D at different times between the 90th day and 180th day referred to above (each portion of which shall not be less than an entire building), and provided further, that if, pursuant to the above terms of this Section 33.20(b) and Section 33.20(b) of such Other Lease:

(i)            the Option Termination Date would be a date prior to December 31, 2004, then:

(A)          the Option Termination Date with respect to the Top Floors shall instead be December 31, 2004,

(B)           the Option Termination Date with respect to the Lower Floors shall instead be December 31, 2005, and

(C)           the Option Termination Date with respect to the Other Lease for Crittenden C/D shall be the date as determined pursuant to the above provisions of this Section 33.20(b) and Section 33.20(b) of such Other Lease; and

(ii)           the Option Termination Date would be a date on or after December 31, 2004, and prior to December 31, 2005, then:

(A)          the Option Termination Date with respect to the Lower Floors shall instead be December 31, 2005, and

(B)           the Option Termination Date with respect to the Top Floors and for the Other Lease for Crittenden C/D shall be the date as determined pursuant to the above provisions of this Section 33.20(b) and Section 33.20(b) of such Other Lease;

and until the Option Termination Date occurs in accordance with the foregoing, Tenant shall be obligated to perform all of its obligations under this Lease in respect of the Premises or the portion thereof for which the Option Termination Date shall have not yet occurred.

(c)           Termination Payment.  If Tenant shall exercise the Termination Option, then on the Option Termination Date, as consideration for Tenant’s exercise of its option to terminate this Lease and the Other Lease for Crittenden C/D, Landlord shall be entitled to draw upon the Letter of Credit (as well as the “Letter of Credit” delivered under the Other Lease for Crittenden C/D) by sight draft on the Issuing Bank in an aggregate amount as set forth below, or at Landlord’s election shall have the right to receive directly from Tenant a payment (in either case, the “Termination Payment”) determined as follows: (i)  $11,000,000 if the Option Termination Date occurs during the period from the Commencement Date through and including December 31, 2005 (or, if there shall be more than one Option Termination Date by operation of the second proviso of Section 33.20(b), any Option Termination Date occurs during the period from the Commencement Date through and including December 31, 2005), (ii) $10,000,000 if the Option Termination Date occurs during the period from January 1, 2006 through and including December 31, 2006, (iii) $9,000,000 if the Option Termination Date occurs during the period from January 1,

2007 through and including December 31, 2007, (iv) $8,250,000 if the Option Termination Date occurs during the period from January 1, 2008 through and including December 31, 2008, (v) $7,500,000 if the Option Termination Date occurs during the period from January 1, 2009 through and including December 31, 2009, (vi) $7,000,000 if the Option Termination Date occurs during the period from January 1, 2010 through and including December 31, 2010, (vii) $6,500,000 if the Option Termination Date occurs during the period from January 1, 2011 through and including December 31, 2011, (viii) $6,000,000 if the Option Termination Date occurs during the period from January 1, 2012 through and including the last day of the Term.  Notwithstanding the foregoing, if there shall be more than one Option Termination Date by reason of the operation of the second proviso of Section 33.20(b), then the $11,000,000 Termination Payment shall be payable as follows: (A) $7,354,600 (attributable to the termination of the Other Lease for Crittenden C/D) shall be payable on the first Option Termination Date to occur, (B) $1,827,100 (attributable to the termination of the Top Floors) shall be payable on the Option Termination Date for the Top Floors, and (C) $1,818,300 (attributable to the termination of the Lower Floors) shall be payable on the Option Termination Date for the Lower Floors.  The Termination Payment is an aggregate amount, of which 33.14% is attributable to the termination of this Lease (as further specified in the previous sentence solely with regard to the $11,000,000 Termination Payment) and 66.86% is attributable to the termination of the Other Lease for Crittenden C/D.  Upon Landlord’s receipt of the Termination Payment in its entirety (including any portion attributable to the Other Lease for Crittenden C/D), subject to the other terms and conditions of this Section 33.20, this Lease and the Other Lease for Crittenden C/D shall terminate and the respective terms and provisions of this Lease and the Other Lease for Crittenden C/D regarding the parties’ conduct upon the expiration of the Term hereof and the term thereof shall govern and control, including with respect to any amounts that remain drawable under the Letter of Credit; provided that, if there shall be more than one Option Termination Date by reason of the operation of the second proviso of Section 33.20(b), then (x) the Other Lease for Crittenden C/D shall terminate as provided above in this sentence on the first Option Termination Date to occur, (y) this Lease shall terminate as provided above in this sentence only with respect to the portion of the Premises (if any) to be affected by such Option Termination Date, and (z) the Lease shall continue in full force and effect in respect of the Premises or the portion thereof for which the Option Termination Date shall have not yet occurred and, upon such occurrence, shall terminate in accordance with and subject to the terms hereof.  Notwithstanding anything herein to the contrary, Tenant hereby acknowledges and agrees that the entire Termination Payment (including any amount attributable to the Other Lease for Crittenden C/D) must be paid in full, and that, in the case of multiple Option Termination Dates (as discussed in the previous sentence), any failure by Tenant to fully pay the balance of the Termination Payment as it becomes payable shall, at the election of Landlord, render any previous termination void and thereupon cause this Lease and the Other Lease for Crittenden C/D to be reinstated in their entirety and continued in existence and effectiveness, as though such previous termination had never occurred; provided that if Landlord elects to reinstate the leases pursuant to this sentence and Landlord has received a letter of credit as required by the last sentence of Section 33.20(c) of the Other Lease for Crittenden C/D and Tenant has restored the Letter of Credit under this Lease to the Required Amount as if no termination had occurred, then Landlord shall return to

Tenant the portion of the Termination Payment received minus all rent obligations that would have been incurred by Tenant during any period of termination of any part of this Lease and the Other Lease for Crittenden C/D and any other reasonable costs and expenses (including attorneys’ fees) incurred by Landlord as a result of Tenant’s termination and subsequent non-payment of the balance of the Termination Payment.  Tenant agrees that, notwithstanding anything herein to the contrary, if at any time all or any part of the Termination Payment paid to Landlord is or must be rescinded or returned by the Landlord for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Tenant), then this Lease and the Other Lease for Crittenden C/D, and Tenant’s obligations hereunder and thereunder, shall be deemed to have been reinstated and continued in existence and effectiveness, as though such previous payment had never been made.  In the event of any reinstatement of this Lease (whether pursuant to the immediately preceding sentence or otherwise), Tenant shall thereupon deliver to Landlord a letter of credit that satisfies all of the terms and provisions of Section 4.7.

33.21      Effectiveness.  (a) This Agreement shall come into full force and effect upon (i) the delivery of a written approval of this Lease by the current holder of the loan (the “Crittenden A Lender”) made pursuant to that certain Leasehold Deed of Trust and Security Agreement, dated as of August 7, 2001 (the “Security Agreement”), by Landlord to Fidelity National Title Insurance Company for the benefit of GMAC Commercial Mortgage Corporation pursuant to Section 3.8 of the Security Agreement, (ii) the delivery of a written approval of that certain Second Amendment to Commercial Lease (Amphitheatre), dated as of July 9, 2003, between WXIII/Amphitheatre Realty, L.L.C. (the “Amphitheatre Landlord”), Tenant and Amphitheatre Subtenant by the current holder of the loan (the “Amphitheatre Lender”) made pursuant to that certain Loan Agreement, dated as of July 2, 2002 (the “Loan Agreement”), by and between Landlord and German American Capital Corporation pursuant to Sections 8.7 and 20.2.2 of the Loan Agreement, and (iii) the delivery by Amphitheatre Lender to Amphitheatre Subtenant of a nondisturbance and attornment agreement in form and substance reasonably satisfactory to Amphitheatre Subtenant (the latter of such three deliveries, the “Effective Date”).

(b)           If the Effective Date, as defined in Section 33.21(a)(iii) above, shall have not occurred on or before July 31, 2003, then this Lease as well as the Other Lease for Crittenden C/D (except for Section 33.23 thereof) shall terminate, and the Original Lease shall be reinstated.

33.22      Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

WXIII/CRITTENDEN REALTY A/B, L.L.C., a Delaware limited liability company		SILICON GRAPHICS, INC.
By:

By:	Whitehall Parallel Real Estate Limited	Its:
Partnership XIII, its managing member

By:	WH Parallel Advisors, L.L.C. XIII, its general partner

By:
Name:
Title:

GLOSSARY

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Acceptable Accounting Firm” shall mean an independent certified public accounting firm which shall be a nationally recognized accounting firm in the United States or its successor.

“Acceptable Accounting Principles” shall mean generally accepted accounting principles consistently applied (i.e., GAAP).

“ADA” is defined in Section 12.1.

“Additional Rent” is defined in Section 4.4.

“Adjustment Date” is defined in Section 4.3.

“Alterations” is as defined in Section 10.1.

“Amphitheatre Ground Lease Assignment” means that certain Assignment and Assumption of Ground Lease dated of even date herewith between SGRE and Landlord with respect to the Amphitheater Property.

“Amphitheatre Landlord” is defined in Section 33.21(a).

“Amphitheatre Lender” is defined in Section 33.21(a).

“Amphitheatre Property” means the property commonly known as 1600 Amphitheatre Parkway, Mountain View, California.

“Amphitheatre Subtenant” is defined in Section 33.20(a).

“Assignment” is defined in Section 15.1.

“Assumed Lease” is defined in Section 33.20(a).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 4.

“Building” is defined in Section 2.1.

“Building Systems” shall mean the mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, life-safety and related communications apparatus,

Common Area lighting and other utility and service systems of the Premises and all components thereof, as the same shall exist from time to time, and all Alterations, renewals and replacements thereof, additions thereto and substitutions therefor,  excluding, however, the sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, communications, and other utility and service systems are distributed from the base risers, feeders, panelboards, etc. for provision of such services (it being agreed, however, that any such horizontal distribution systems and sprinklers that service more than one floor of the Premises shall constitute Building Systems).

“business days”  means Monday through Friday, excluding Saturdays, Sundays and federal or state legal holidays.

“Cash Collateral”  means the cash proceeds of any draw upon the Letter of Credit that are held in the Cash Collateral Account.

“Cash Collateral Account”  is defined in Section 4.7.

“Change in Control” is defined in Section 15.6.

“Commencement Date” means the date specified in Article 1.

“Common Area” shall mean (i) the land upon which the Building and other improvements comprising the Premises are erected, including appurtenant easement rights, (ii) all Structural Components and all staircases, landings and stairs (except for those stairways located within any portion of the Premises), (iii) all shafts, passageways and corridors, mechanical and other rooms, areas and spaces which are not part of any portion of the Premises, (iv) all pump rooms, refuse rooms, storage rooms, telephone rooms, gas meter and other utility rooms and electrical rooms and closets that are not part of any portion of the Premises, (v) the elevators (including their shafts, pits and machine rooms that are not part of any portion of the Premises), (vi) the entrances to the outer public lobbies, service entrances, loading docks, elevators lobbies and ground floor plaza that are not part of any portion of the Premises and (vii) all other parts of the Building, which are not part of the Premises.

“Credit Enhancement” is defined in Article 1.

“Crittenden A Lender” is defined in Section 33.21(a).

“Crittenden B” means the property commonly known as 1300 Crittenden Lane.

“Crittenden Ground Lease Assignment” means collectively those certain Assignments and Assumption of Ground Lease between SGRE and Landlord with respect to the Crittenden Property.

“Crittenden Property” means, collectively, the property commonly known as 1200 Crittenden Lane, 1300 Crittenden Lane, 1400 Crittenden Lane, and 1500 Crittenden Lane, each in Mountain View, California.

“Effective Date” is defined in Section 33.21(a).

“Environmental Activity” is defined in Section 13.1(a).

“Environmental Laws” are defined in Section 13.1(b).

“Event of Default” is defined in Section 16.1.

“Excess Rent” is defined in Section 15.3.

“Expiration Date” means the date specified in Article 1.

“Goldman” means The Goldman Sachs Group, Inc.

“Google” is defined in Section 33.20(a).

“Google Landlord” is defined in Section 33.20(a).

“Google Lease” means that certain sublease agreement entered into on July 9, 2003 between Tenant and Amphitheatre Subtenant.

 “Ground Lease” means the certain Amended and Restated Ground Lease (Parcel A) by and between the City of Mountain View, a municipal corporation, as ground lessor, and Landlord, as ground lessee and successor-in-interest to SGRE and Goldman, dated as of November 8, 2000, as assigned to Landlord pursuant to an Assignment and Assumption of Ground Lease Agreement (Crittenden Parcel A), dated as of May 22, 2001, as amended by First Amendment to Parcel A Ground Lease, dated May 22, 2001, by and among the City of Mountain View, Goldman, and Landlord.

“Ground Lease Assignments” means the Amphitheatre Ground Lease Assignment and the Crittenden Ground Lease Assignment.

“Hazardous Material” is defined in Section 13.1(c).

“Indebtedness” means indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services or any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Interest Rate” is defined in Section 4.5.

“Landlord’s Agents” is defined in Section 13.4.

“Landlord’s Expense Statement” is defined in Section 5.2.

“Leasehold Mortgage” means any mortgage or deed of trust or security agreement or collateral assignment now or at any time encumbering all or any part of the Property or Landlord’s interest therein.

“Leasehold Mortgagee” means the holder of a Leasehold Mortgage.

“Legal Requirements” means applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals, and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Building or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted.

“Lien” means any lien, mortgage, deed of trust, encumbrance, chattel mortgage, security agreement, or order for the payment of money filed against the Premises or the Property, whether or not enforceable as such.

“Loan Agreement” is defined in Section 33.21(a).

“Lower Floors” is defined in Article 1.

“Minimum Net Worth” shall mean a Net Worth of not less than $500,000,000.

“Monthly Rent” shall have the meaning ascribed to such term under the Ground Lease.

“Net Worth” shall mean, at the time in question, a net worth (exclusive of goodwill) determined in accordance with Acceptable Accounting Principles, and in order for Tenant to establish the Net Worth of Tenant, Tenant shall have provided Landlord with financial statements audited by an Acceptable Accounting Firm, which shall express its unqualified opinion thereon, and provided to Landlord.

“Notice of Exercise” is defined in Section 33.20(a).

“Operating Expenses” are defined in Section 5.1(b).

“Option Period” is defined in Section 33.20(a).

“Option Termination Date” is defined in Section 33.20(b).

“Ordinary Capital Improvement” means any capital improvement which (i) is required to be made in order to cause the Building to comply with Legal Requirements, or (ii) is a replacement or repair of existing Structures, systems, improvements or equipments or (iii) is necessary to keep the Building in good repair and working order or (iv) will reduce the amount of repair or operating expenses and is approved by Tenant, such approval not to be unreasonably withheld or delayed.

“Original Lease”  means the Commercial Lease (Crittenden Parcel A) dated as of December 29, 2000 between Goldman and Tenant, as amended by First Amendment to Commercial Lease dated as of January 26, 2001, and an omnibus amendment dated as of April 18, 2001, as assigned by Goldman to Landlord by Assignment and Assumption of Commerical Lease (Crittencen Parcel A) dated as of May 22, 2001, as amended by Second Amendment to Commercial Lease (Crittenden Parcel A) dated as of July 23, 2001.

“Other Leases” means each of the following Commercial Leases:  (i) that certain Commercial Lease between WXIII/Amphitheatre Realty L.L.C., as Landlord, and Tenant, dated December 29, 2000, relating to the Amphitheatre Property and (ii) that certain Commercial Lease between WXIII/Crittenden Realty C, L.L.C. (as landlord) and WXIII/Crittenden Realty D, L.L.C. (also as landlord), and Tenant, dated as of the date hereof, relating to the Crittenden C/D Property.

“Premises” is defined in Section 2.1.

“Prevailing Market Rent” is defined in Exhibit C.

“Prior Lease” means any lease of the Property or any portion thereof that is prior in estate to this Lease.

“Prior Lessor” means any lessor under a Prior Lease.

“Property” is defined in Section 2.1.

“Public Company” means an entity, the shares, units or other equity interest of which are traded on a recognized stock exchange or “over the counter market”.

“Purchase Agreements” means those three (3) certain Ground Lease Assignments dated as of December 29, 2000 and that certain Ground Lease Assignment dated as of April 19, 2001, each between the SGI Parties and one or more of and the Goldman Parties.

“Real Estate Taxes” is defined in Section 5.1(b)(ii).

“Renewal Option” is defined in Section 3.2.

“Renewal Term” is defined in Section 3.2.

“Rent” means Base Rent, Additional Rent, and all other sums due from Tenant under this Lease.

“Rentable Area” means the enclosed areas of the Building measured to the inside face of the exterior wall or glassline, but excluding outside balconies, seating areas, arcades, penetrations, covered entrances & docks, elevator and ventilation shafts and stairwells.  Rentable Area shall include Tenant’s Share of all Common Area.

“Required Amount” is defined in Section 1.A.

“Rules and Regulations” are defined in Section 24.1.

“Security Agreement” is defined in Section 33.21(a).

“SGI” means Silicon Graphics, Inc.

“SGI Parties” means SGI and SGRE.

“SGRE” means Silicon Graphics Real Estate, Inc.

“SNDA” shall mean a subordination, nondisturbance and attornment agreement or any other agreement, in each case relating to the Premises, pursuant to which a Leasehold Mortgagee or a Prior Lessor grants Tenant the right not to be disturbed in its possession of the Premises provided and for so long as no Event of Default has occurred hereunder.

“Structural Components” shall mean (i) the foundations, columns, girders, beams, supports, concrete slabs, roofs and other structural members of the Building, and (ii) those portions of the exterior walls of the Building lying outside of a plane which is the interior face of the window glass of such walls.

“Sublease” is defined in Section 15.1.

“Successor Entity”  is defined in Section 15.6(b).

“Tenant” means SGI or any permitted Successor Entity in accordance with Section 15.6

“Tenant Improvement Allowance” is defined in Section 10.6.

“Tenant Improvements” is defined in Section 10.6.

“Tenant’s Agents” is defined in Section 2.2.

“Tenant’s Hazardous Materials” is defined in Section 13.1(d).

“Tenant’s Property” is defined in Section 10.5.

“Tenant’s Share” is defined in Article 1.

“Term” is defined in Article 1 and Section 3.1.

“Termination Date” is defined in Section 3.1.

“Termination Option” is defined in Section 33.20(a).

“Termination Payment” is defined in Section 33.20(c).

“Top Floors” is defined in Article 1.

“Transfer Costs” is defined in Section 15.3.

“Transfer Notice” is defined in Section 15.2.

“Transferee” is defined in Section 15.2.

“Turnover Alteration” is defined in Section 10.3(c).

“Untenantable” means that Tenant shall be unable to occupy, and shall not be occupying, the Premises or the applicable portion thereof for the ordinary conduct of Tenant’s business.

EXHIBIT A-1

LOCATION OF PREMISES

A-1

EXHIBIT A-2

PROPERTY

A-2

EXHIBIT B

CRITTENDEN A BASE RENT

Annual Base Rent for the initial Term of the Lease will be as follows:

Lower Floors Base Rate
Year	Dates	Base Rent
1	12/29/00 – 12/28/01	32.18
2	12/29/01 – 12/28/02	32.90
3	12/29/02 – 12/28/03	33.65
4	12/29/03 – 12/28/04	34.41
5	12/29/04 – 12/28/05	35.19
6	12/29/05 – 11/30/06	26.10
7	12/01/06 – 11/30/07	26.88
8	12/01/07 – 11/30/08	27.69
9	12/01/08 – 11/30/09	28.52
10	12/01/09 – 11/30/10	29.37
11	12/01/10 – 11/30/11	30.25
12	12/01/11 – 11/30/12	31.16
13	12/01/12 – 11/30/13	32.10

Top Floors Base Rate
Year	Dates	Top Floor Base Rent
1	12/29/00 – 12/28/01	32.18
2	12/29/01 – 12/28/02	32.90
3	12/29/02 – 12/28/03	33.65
4	12/29/03 – 12/28/04	34.41
5A	12/29/04 – 12/31/04	35.19
5	1/01/05 – 11/30/05	25.34
6	12/01/05 – 11/30/06	26.10
7	12/01/06 – 11/30/07	26.88
8	12/01/07 – 11/30/08	27.69
9	12/01/08 – 11/30/09	28.52
10	12/01/09 – 11/30/10	29.37
11	12/01/10 – 11/30/11	30.25
12	12/01/11 – 11/30/12	31.16
13	12/01/12 – 11/30/13	32.10

B-1

EXHIBIT C

DETERMINATION OF PREVAILING MARKET RENT

The term “Prevailing Market Rent” means the base monthly rent (net of all expenses) for space of comparable size and location to the Premises and in buildings similar in age and quality to the Building, taking into account any additional rent and all other payments or escalations then being charged (including charging rent for parking) and allowances and economic concessions being given in the market area for such comparable space over a comparable term.  The Prevailing Market Rent shall be determined by Landlord and Landlord shall give Tenant written notice of such determination not later than thirty (30) days after delivery by Tenant of Tenant’s notice of exercise of the Option.  If Tenant disputes Landlord’s determination of the Prevailing Market Rent, Tenant shall so notify Landlord within ten (10) days following Landlord’s notice to Tenant of Landlord’s determination and, in such case, the Prevailing Market Rent shall be determined as follows:

(a)           Within thirty (30) days following Landlord’s notice to Tenant of the Prevailing Market Rent, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the Prevailing Market Rent.

(b)           If within this 30-day period Landlord and Tenant cannot reach agreement as to the Prevailing Market Rent, they shall each select one appraiser to determine the Prevailing Market Rent.  Each such appraiser shall arrive at a determination of the Prevailing Market Rent and submit his or her conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described in (a) above.

(c)           If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rent.  If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten (10) percent of the higher of the two, the average of the two shall be the Prevailing Market Rent.  If the two appraisals differ by more than ten (10) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant.  This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be the Prevailing Market Rent.

(d)           All appraisers specified pursuant hereto shall be members of the Appraisal Institute with not less than five (5) years experience appraising office, research and development and industrial properties in the San Francisco Bay Area of California.  Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.

C-1

(e)           The appraisers will be instructed to (i) assume permitted use as specified in this Lease, (ii) exclude Alterations that Tenant can remove in accordance with the terms of this Lease, and (iii) take into account that Landlord will not have to incur tenant improvements costs or leasing commissions.

C-2

EXHIBIT D

FORM OF LETTER OF CREDIT

D-1

EXHIBIT E

GROUND LEASE

E-1

EXHIBIT F

TENANT WORK LETTER

F-1

EXHIBIT G

LIST OF APPROVED CONTRACTORS

Trade / Type of Service	Company / Service Provider
Architect	Studios
Construction	Devcon Construction
Electrical	Frank Electric
Elevators	ThyssenKrupp
Fire suppression	LPM RTS
Fountain maintenance	Water Works Ind.
General maintenance	Devcon Construction
HVAC	ACCO
Landscaping	TruGreen
Lighting	Sylvania
Locksmith	Mountain View Lock
Painting	SW Painting
Plumbing	Rescue Rooter
Roll-up doors/Gates	Statcomm

G-1